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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ALKERMES PLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Registered in Ireland—No. 498284
Connaught House
1 Burlington Road
Dublin 4, Ireland

NOTICE OF 2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 27, 2015

To the Shareholders:

        The 2015 Annual General Meeting of Shareholders of Alkermes plc (the "Company" or "Alkermes"), a company incorporated under the laws of Ireland, will be held on May 27, 2015 at 12:00 p.m., Irish Standard Time, at the Company's offices at Connaught House, 1 Burlington Road, Dublin 4, Ireland, for the following purposes:

          1.     By separate resolutions, to elect as Class I directors to serve for a three-year term expiring at the Company's Annual General Meeting of Shareholders in 2018 and until their respective successors are elected and shall qualify, the following individuals as nominated by the Company's Board of Directors:

            a.     Floyd E. Bloom

            b.     Nancy J. Wysenski

          2.     To hold a non-binding, advisory vote on the compensation of the Company's named executive officers.

          3.     To authorize holding the 2016 Annual General Meeting of Shareholders of the Company at a location outside of Ireland.

          4.     To appoint PricewaterhouseCoopers LLP as the independent accounting firm of the Company and to authorize the Audit and Risk Committee of the Board of Directors to set the accounting firm's remuneration.

          5.     To transact such other business as may properly come before the meeting and any adjournments or postponements of the meeting.

        Proposal 1 for the election of directors relates solely to the election of two (2) Class I directors nominated by the Company's Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any shareholder. Proposals 1 through 4 are ordinary resolutions, requiring a simple majority of the votes cast at the meeting. These items of business are more fully described in the proxy statement accompanying this notice. Shareholders as of March 17, 2015, the record date for the 2015 Annual General Meeting of Shareholders, are entitled to vote on these matters.

        During the 2015 Annual General Meeting of Shareholders, management will present the Company's Irish Statutory Accounts for the fiscal year ended December 31, 2014, and the reports of the accounting firm thereon.

By Order of the Board of Directors

KATHRYN L. BIBERSTEIN
 Secretary
Dublin, Ireland
April 14, 2015

        Whether or not you expect to attend the 2015 Annual General Meeting of Shareholders in person, we encourage you to cast your vote promptly so that your shares will be represented and voted at the meeting. Any shareholder entitled to attend and vote at the 2015 Annual General Meeting of Shareholders may appoint one or more proxies, who need not be a shareholder(s) of Alkermes plc. If you wish to appoint as proxy any person other than the individuals specified on the Company's proxy card, please contact the Company Secretary at our registered office.

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 27, 2015. The notice and proxy statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and our Irish Statutory Accounts, including related reports, are available at http://www.viewproxy.com/alkermes/2015. These materials are also available in the Investors section of our website at www.alkermes.com.

Page
GENERAL INFORMATION ABOUT THE MEETING AND VOTING	2
PROPOSAL 1—ELECTION OF DIRECTORS (ORDINARY RESOLUTION)	8
DIRECTORS AND EXECUTIVE OFFICERS	9
CORPORATE GOVERNANCE AND BOARD MATTERS	16
THE BOARD OF DIRECTORS AND ITS COMMITTEES	24
PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION (ORDINARY RESOLUTION)	27
PROPOSAL 3—AUTHORIZATION TO HOLD THE 2016 ANNUAL GENERAL MEETING OF SHAREHOLDERS OF THE COMPANY AT A LOCATION OUTSIDE OF IRELAND (ORDINARY RESOLUTION)	28
PROPOSAL 4—APPOINTMENT OF INDEPENDENT ACCOUNTING FIRM AND AUTHORIZATION OF AUDIT AND RISK COMMITTEE TO SET ACCOUNTING FIRM'S REMUNERATION (ORDINARY RESOLUTION)	29
REPORT OF THE AUDIT AND RISK COMMITTEE	30
AUDIT FEES	32
OWNERSHIP OF THE COMPANY'S ORDINARY SHARES	33
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	36
REPORT OF THE COMPENSATION COMMITTEE	36
EXECUTIVE COMPENSATION—COMPENSATION DISCUSSION AND ANALYSIS	37
DIRECTOR COMPENSATION	58
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	60
DISCLOSURE WITH RESPECT TO OUR EQUITY COMPENSATION PLANS	61
OTHER BUSINESS	61
APPENDIX A—GAAP TO NON-GAAP RECONCILIATION	A-1

Registered in Ireland—No. 498284
Connaught House
1 Burlington Road
Dublin 4, Ireland

PROXY STATEMENT
FOR THE 2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 27, 2015

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

        Use of the terms such as "us," "we," "our," "Alkermes" or the "Company" in this proxy statement is meant to refer to Alkermes plc and its subsidiaries, except when the context makes clear that the time period being referenced is prior to September 16, 2011, the effective date of the combination of the business of Alkermes, Inc. and Elan Drug Technologies ("EDT") under Alkermes plc, in which case such terms shall refer to Alkermes, Inc., which, prior to September 16, 2011, was an independent biotechnology company incorporated in the Commonwealth of Pennsylvania and traded on the NASDAQ Global Select Market ("Nasdaq") under the symbol "ALKS."

Why am I receiving these materials?

        We are making this proxy statement available to you on or about April 14, 2015 on the Internet, or by delivering printed versions to you by mail, because our Board of Directors (the "Board") is soliciting your proxy to vote at the Company's 2015 Annual General Meeting of Shareholders (the "Annual Meeting") on May 27, 2015. This proxy statement contains information about the items being voted on at the Annual Meeting and important information about Alkermes.

        This proxy statement and the following documents relating to the Annual Meeting are available at http://www.viewproxy.com/alkermes/2015 and on the Investors section of our website at www.alkermes.com:

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  Our Internet notice of availability of proxy materials (the "Notice");

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  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the "2014 Fiscal Year"); and

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  Our Irish Statutory Accounts for the 2014 Fiscal Year and the reports of the Directors and accounting firm thereon.

Who can vote at the Annual Meeting?

        Only shareholders who are registered as shareholders of the Company as of the close of trading on Nasdaq on March 17, 2015 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 148,408,696 ordinary shares issued and outstanding and entitled to be voted.

        Each ordinary share that you own as of the Record Date entitles you to one vote on each matter to be voted upon at the Annual Meeting. We are making this proxy statement and other Annual Meeting materials available on the Internet or, upon request, sending printed versions of these materials on or about April 14, 2015 to all shareholders of record as of the Record Date.

How do proxies work?

        Our Board is asking for your proxy authorizing us to vote your shares at the Annual Meeting in the manner you direct. You may abstain from voting on any matter. If you submit your proxy without specifying your voting instructions, we will vote your shares as follows:

  •
  Election of Directors.  FOR the election of each of our two Class I director nominees;

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  Advisory Vote on Executive Compensation.  FOR the non-binding, advisory vote on executive compensation;

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  2016 Annual General Meeting of Shareholders.  FOR the authorization to hold the 2016 Annual General Meeting of Shareholders outside of Ireland;

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  PricewaterhouseCoopers.  FOR the appointment of PricewaterhouseCoopers LLP ("PwC") as the accounting firm of the Company and the authorization of the Audit and Risk Committee of the Board to set the accounting firm's remuneration; and

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  As to any other matter that may properly come before the meeting or any adjournment or postponement, in accordance with our best judgment.

        Ordinary shares represented by valid proxies received in time for the Annual Meeting and not revoked before the Annual Meeting will be voted at the Annual Meeting. You can revoke your proxy and change your vote in the manner described below (under "Can I change my vote after submitting my proxy?"). If your shares are held through a bank, broker or other nominee, please follow the instructions that you were provided by such bank, broker or other nominee.

How do I vote?

        It is important that your shares are represented at the Annual Meeting, whether or not you attend the Annual Meeting in person.

        Shareholders of record.    If, as of the Record Date, your ordinary shares were registered directly in your name with the Company's transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, there are four ways to vote:

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  Telephone:  By calling the toll-free telephone number indicated on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

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  Internet:  By going to the Internet website indicated on the Notice or proxy card. As with telephone voting, you can confirm that your instructions have been properly recorded.

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  Mail:  By signing, dating and returning a printed proxy card.

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  In Person:  By submitting a written ballot in person at the Annual Meeting. To obtain directions to attend the Annual Meeting, please contact our Investor Relations department at financial@alkermes.com. We will pass out ballots at the Annual Meeting to anyone who wishes to vote in person.

        Shares held in a bank or brokerage account.    If your shares are held in a brokerage account in your broker's name (this is called "street name"), please follow the voting instructions provided by your bank, broker or other nominee. In most cases, you may submit voting instructions by telephone or by Internet to your bank, broker or other nominee, or you can sign, date and return a voting instruction form to your bank, broker or other nominee. If you provide specific voting instructions by telephone, by Internet or by mail, your bank, broker or other nominee must vote your shares as you have directed. If you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee.

What is the deadline for voting my shares if I do not vote in person at the Annual Meeting?

        If you are a shareholder of record, you may vote by Internet or by telephone until 4:59 a.m., Irish Standard Time on May 26, 2015 (11:59 p.m., United States Eastern Daylight Time on May 25, 2015), or, if you elect to vote by mail, your signed and dated printed proxy card must be received by 4:59 a.m., Irish Standard Time on May 26, 2015 (11:59 p.m., United States Eastern Daylight Time on May 25, 2015).

        If you are a beneficial owner of shares held through a bank or brokerage firm, please follow the voting instructions provided by your bank or brokerage firm.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

        We have elected to provide access to our proxy materials on the Internet, consistent with the rules of the Securities and Exchange Commission ("SEC"). Accordingly, unless you have instructed otherwise, we are mailing the Notice to our shareholders. You can access our proxy materials on the website referred to in the Notice or you may request printed versions of our proxy materials for the Annual Meeting. Instructions on how to access our proxy materials on the Internet or to request printed versions are provided in the Notice. In addition, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

What does it mean if I receive more than one notice regarding the Internet availability of proxy materials or more than one set of printed proxy materials?

        If you hold your shares in more than one account, you may receive a separate Notice or a separate set of printed proxy materials, including a separate proxy card or voting instruction form, for each account. To ensure that all of your shares are voted, please vote by telephone or by Internet or sign, date and return a proxy card or voting instruction form for each account.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each ordinary share you owned as of the Record Date.

What happens if I do not give specific voting instructions when I deliver my proxy?

        Shareholders of Record.    If you are a shareholder of record and you:

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  Indicate when voting by Internet or by telephone that you wish to vote as recommended by our Board; or

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  If you sign and return a proxy card without giving specific voting instructions, then the Company-designated proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement and the proxy holders may determine in their discretion how to vote your shares in respect of any other matters properly presented for a vote at the Annual Meeting.

        Shares held in a bank or brokerage account.    If your shares are held in a bank or brokerage account in your broker's name and your bank or brokerage firm does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. Pursuant to Nasdaq rules, your broker can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. Discretionary items are proposals considered routine under the rules of Nasdaq on which your broker may vote shares held in street name in the absence of your voting instructions. We believe that proposal 4 (appointment of PwC as our independent accounting firm and authorization for the Audit and Risk Committee of the Board to set such accounting firm remuneration) will be considered routine, or discretionary. However, we note that proposal 1 (election of directors), proposal 2 (the non-binding, advisory vote on executive compensation) and proposal 3 (authorization to hold the 2016 Annual General Meeting of Shareholders of the Company at a location outside of Ireland) are considered non-routine, non-discretionary items for such purposes. A bank or brokerage firm may not vote your shares with respect to non-discretionary matters if you have not provided instructions. This is called a "broker non-vote." We strongly encourage you to submit your proxy and exercise your right to vote as a shareholder.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, employees and third-party proxy solicitors may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What is the quorum requirement?

        A quorum of shareholders is necessary to hold a valid Annual Meeting. A quorum will be present if at least one or more shareholders holding not less than a majority of the issued and outstanding shares entitled to vote are present at the Annual Meeting or represented by proxy. On the Record Date, there were 148,408,696 ordinary shares issued and outstanding and entitled to vote. Thus, the holders of 74,204,349 ordinary shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, within one hour of the time appointed for the Annual Meeting, the Annual Meeting shall stand adjourned to June 3, 2015 at 12:00 p.m., Irish Standard Time at the offices of the Company located at Connaught House, 1 Burlington Road, Dublin 4, Ireland, or such other time or place as the Board may decide.

What vote is required to approve each proposal and how are votes counted?

        Election of Directors:    The affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required for the election of each of Floyd E. Bloom and Nancy J. Wysenski. Our articles of association (our "Articles of Association") provide that if, at any annual general meeting of shareholders, the number of directors is reduced below the minimum prescribed by our Articles of Association due to the failure of any director nominee to receive a majority of the votes cast, then in those circumstances, the nominee or nominees who receive the highest number of votes in favor of election will be elected (until the next annual general meeting of shareholders) in order to maintain such prescribed minimum number of directors.

        Advisory Vote on Executive Compensation:    Because this proposal asks for a non-binding, advisory vote, there is no "required vote" that would constitute approval. We value the opinions expressed by our shareholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers.

        Authorization to hold the 2016 Annual General Meeting of Shareholders at a location outside of Ireland:    The affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required to authorize holding the 2016 Annual General Meeting of Shareholders of the Company at a location outside of Ireland.

        Appointment of PricewaterhouseCoopers LLP as our independent accounting firm and authorization to set such accounting firm's remuneration:    The affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required to appoint PwC as our independent accounting firm for the fiscal year ending December 31, 2015 and to authorize the Audit and Risk Committee to set the accounting firm's remuneration.

How will voting on any other business be conducted?

        The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named as your proxy in the accompanying proxy are entitled to vote on those matters in accordance with their best judgment.

How are votes counted? How are abstentions and broker non-votes treated?

        Votes will be counted by the inspector of election appointed for the Annual Meeting. Abstentions will be counted as present for purposes of determining the presence of a quorum for purposes of the proposals, but will not be counted as votes cast. Broker non-votes will be counted as present for purposes of determining the presence of a quorum for purposes of the proposals, but will not be voted. Because the approval of all of the proposals is based on the votes properly cast at the Annual Meeting, abstentions and broker non-votes will not have any effect on the outcome of voting on these proposals.

Can I change my vote after submitting my proxy?

        Yes. If, as of the Record Date, your ordinary shares were registered directly in your name with our transfer agent, then you may revoke your proxy at any time before it is exercised at the Annual Meeting by taking any of the following actions:

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  providing written notice to the Secretary of the Company (at Connaught House, 1 Burlington Road, Dublin 4, Ireland, Attn.: Secretary, Annual Meeting) by any means, including facsimile (+353 1 772 8001), that is received no later than 4:59 a.m., Irish Standard Time on May 26, 2015 (11:59 p.m., United States Eastern Daylight Time on May 25, 2015) stating that the proxy is revoked;

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  signing and delivering a proxy relating to the same shares and bearing a later date, that is received no later than 4:59 a.m., Irish Standard Time on May 26, 2015 (11:59 p.m., United States Eastern Daylight Time on May 25, 2015);

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  transmitting a subsequent vote over the Internet or by telephone, but no later than 4:59 a.m., Irish Standard Time on May 26, 2015 (11:59 p.m., United States Eastern Daylight Time on May 25, 2015); or

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  attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

        Please note that if your ordinary shares are held of record by a broker or other nominee, you must contact the broker or other nominee to revoke your proxy. If you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee.

How can I find out the results of the voting at the Annual Meeting?

        Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a current report on Form 8-K within four business days after the Annual Meeting, we intend to file a current report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, to file an additional current report on Form 8-K to publish the final results. You will be able to find a copy of this Form 8-K on the Internet electronic data system of the SEC called EDGAR at www.sec.gov or through the Investors section of our website, www.alkermes.com.

Important Notice Regarding the Internet and Electronic Availability of Proxy Materials for the Annual Meeting:

        As permitted by the SEC, the Company is sending the Notice to all shareholders of record. All shareholders will have the ability to access the proxy statement, Irish Statutory Accounts, including related reports, and the Company's Annual Report on Form 10-K for the 2014 Fiscal Year as filed with the SEC on February 24, 2015 (the "Annual Report") at http://www.viewproxy.com/alkermes/2015 or to request a printed set of these materials at no charge. These materials are also available in the Investors section of our website at www.alkermes.com. Instructions on how to access these materials over the Internet or to request a printed copy may be found in the Notice.

        In addition, any shareholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to shareholders and will reduce the impact of annual general meetings of shareholders on the environment. A shareholder's election to receive proxy materials by email will remain in effect until the shareholder terminates it.

PROPOSAL 1

ELECTION OF DIRECTORS

(Ordinary resolution)

        Our Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Floyd E. Bloom, M.D. and Nancy J. Wysenski for election as Class I directors to serve a three-year term expiring at the Company's Annual General Meeting of Shareholders in 2018 and until their respective successors are elected and shall qualify, unless they resign or are removed. As described in detail below, our nominees have considerable professional and business expertise. The recommendation of our Board is based on its carefully considered judgment that the experience, qualifications, attributes and skills of our nominees qualify them to serve on our Board.

        The persons named in the accompanying proxy intend to vote for the election of Floyd E. Bloom, M.D. and Nancy J. Wysenski as Class I directors to serve a three-year term expiring at the Company's Annual General Meeting of Shareholders in 2018 and until their respective successors are elected and shall qualify, unless they resign or are removed. The Board is informed that the nominees are willing to serve as directors, but if they should decline to serve or become unavailable for election at the Annual Meeting, an event which the Board does not anticipate, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board, unless the Board reduces the number of directors accordingly.

        The nominees for Class I directors receiving a majority of the votes cast by shareholders entitled to vote thereon will be elected to serve on the Board. Abstentions and broker non-votes, if any, are not counted for purposes of this proposal.

        If, at any annual general meeting of shareholders, the number of directors is reduced below the minimum prescribed by our Articles of Association due to the failure of any director nominee to receive a majority of the votes cast, then, in those circumstances, the nominee or nominees who receive the highest number of votes in favor of election will be elected in order to maintain such prescribed minimum number of directors. Each such director will remain a director (subject to the provisions of the Companies Acts and our Articles of Association) only until the conclusion of the next annual general meeting of shareholders unless he or she is reelected.

        The Board unanimously recommends that you vote FOR the election of Floyd E. Bloom, M.D. and Nancy J. Wysenski to our Board.

DIRECTORS AND EXECUTIVE OFFICERS

Our Board Structure

        Our Board consists of three classes of directors with each director serving a staggered three-year term as follows:

Class I Directors Term Expires at This Annual General Meeting of Shareholders	Class II Directors Term Expires at the 2016 Annual General Meeting of Shareholders	Class III Directors Term Expires at the 2017 Annual General Meeting of Shareholders
Floyd E. Bloom, M.D.	David W. Anstice	Paul J. Mitchell
Nancy J. Wysenski	Robert A. Breyer	Richard F. Pops*
Wendy L. Dixon, Ph.D.

*
Chairman of the Board

Directors and Executive Officers

        The following table sets forth our directors and executive officers, their ages and the position currently held by each such person as of March 17, 2015. The following biographical descriptions set forth information regarding each director and executive officer, including business experience and, for directors, the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as our director. Information about the number of our ordinary shares beneficially owned by each director and executive officer, directly and indirectly, appears elsewhere in this proxy statement under the heading "Ownership of the Company's Ordinary Shares." Unless otherwise indicated in the biographical information below, each of our executive officers is employed by our U.S. subsidiary, Alkermes, Inc.

Name	Age	Position
Ms. Kathryn L. Biberstein	56	Senior Vice President, Chief Legal Officer and Chief Compliance Officer(**)
Mr. Shane M. Cooke	52	President
Dr. Elliot W. Ehrich	55	Executive Vice President, Research and Development and Chief Medical Officer
Mr. James M. Frates	47	Senior Vice President and Chief Financial Officer
Mr. Michael J. Landine	61	Senior Vice President, Corporate Development
Ms. Rebecca J. Peterson	39	Senior Vice President, Corporate Communications
Mr. Gordon G. Pugh	57	Senior Vice President, Chief Operating Officer and Chief Risk Officer
Mr. Mark P. Stejbach	51	Senior Vice President, Chief Commercial Officer
Mr. Richard F. Pops	52	Director, Chairman of the Board and Chief Executive Officer
Mr. David W. Anstice(3*)	66	Director
Dr. Floyd E. Bloom(1)	78	Director
Mr. Robert A. Breyer(1)(2)	71	Director
Dr. Wendy L. Dixon(2*)	59	Director
Mr. Paul J. Mitchell(1*)(3)	62	Director
Ms. Nancy J. Wysenski(2)	57	Director

(1)
Member, Audit and Risk Committee

(2)
Member, Nominating and Corporate Governance Committee

(3)
Member, Compensation Committee

(*)
Committee Chairperson

(**)
Ms. Biberstein also serves as Secretary of the Company.

Biographical Information

Ms. Kathryn L. Biberstein

Title: Senior Vice President, Chief Legal Officer and Chief Compliance Officer. Ms. Biberstein also serves as Secretary of the Company.

Appointment to current positions: September 2011

Experience: Prior to assuming her current positions, from May 2007 to September 16, 2011, Ms. Biberstein served as Senior Vice President, General Counsel and Chief Compliance Officer of Alkermes, Inc. From February 2003 to May 2007, Ms. Biberstein served as Vice President and General Counsel of Alkermes, Inc. She was Of Counsel at Crowell & Moring LLC from February 2002 to February 2003 and performed legal consulting services for various clients from March 2000 to February 2002. She was also employed by Serono S.A., a biotechnology company, as General Counsel from 1993 to March 2000, where she was a member of the Executive Committee. Ms. Biberstein is a member of the General Counsel Executive Committee for the Biotechnology Industry Organization ("BIO"). She is also a Director at Meridian Stories (not-for-profit).

Mr. Shane M. Cooke

Title: President

Appointment to current position: September 2011

Experience: Mr. Cooke is employed by Alkermes Pharma Ireland Limited, an Irish subsidiary of the Company. From May 2005 to September 16, 2011, Mr. Cooke served as a Director of Elan Corporation, plc ("Elan"). From May 2007 to September 16, 2011, Mr. Cooke was Executive Vice President of Elan and Head of EDT. Mr. Cooke served as the Chief Financial Officer of Elan from July 2001, when he joined Elan, until May 2011. Prior to joining Elan, Mr. Cooke was Chief Executive of Pembroke Capital Limited, an aviation leasing company, and prior to that, held a number of senior positions in finance in the banking and aviation industries. He is a chartered accountant. He is currently on the board of directors of Prothena Corporation plc and Endo International plc, both publicly traded companies, and Onclave and Neotope, both privately held companies.

Dr. Elliot W. Ehrich

Title: Executive Vice President, Research and Development, and Chief Medical Officer

Appointment to current position: February 2015

Experience: Prior to assuming his current position, from September 16, 2011 until February 2015, Dr. Ehrich was our Senior Vice President, Research and Development, and Chief Medical Officer. From May 2007 to September 16, 2011, Dr. Ehrich served as Senior Vice President, Research and Development, and Chief Medical Officer of Alkermes, Inc. Prior to this Dr. Ehrich served as Vice President, Science Development and Chief Medical Officer of Alkermes, Inc. Prior to joining Alkermes in 2000, Dr. Ehrich spent seven years at Merck & Co., Inc. ("Merck"), a publicly traded pharmaceutical company, overseeing the clinical development and registration of novel pharmaceuticals. Dr. Ehrich is a Fellow of the American College of Rheumatology and has had numerous publications in peer-reviewed journals. Dr. Ehrich worked as a research associate at the European Molecular Biology Laboratory in Heidelberg, Germany before attending medical school. Dr. Ehrich is also a member of the scientific advisory boards for Aileron Therapeutics and Heptares Therapeutics, both privately held biopharmaceutical companies. Dr. Ehrich is also an advisor to TrialNetworks.com.

Mr. James M. Frates

Title: Senior Vice President and Chief Financial Officer

Appointment to current position: September 2011

Experience: Prior to assuming his current position, from May 2007 to September 16, 2011, Mr. Frates served as Senior Vice President and Chief Financial Officer of Alkermes, Inc. From June 1998 to May 2007, Mr. Frates served as Vice President, Chief Financial Officer and Treasurer of Alkermes, Inc. From June 1996 to June 1998, he was employed at Robertson, Stephens & Company, most recently as a Vice President in Investment Banking. Prior to that time he was employed at Morgan Stanley & Co. Mr. Frates serves on the Board of Directors of Sage Therapeutics, a publicly traded biotechnology company. Mr. Frates served on the board of directors of GPC Biotech AG, a biotechnology company, from June 2004 to 2009, and was a national director of the Association of Bioscience Financial Officers from 2004 to 2009. Mr. Frates is also a Trustee of St. Paul's School.

Mr. Michael J. Landine

Title: Senior Vice President, Corporate Development

Appointment to current position: September 2011

Experience: Prior to assuming his current position, from May 2007 to September 16, 2011, Mr. Landine served as Senior Vice President, Corporate Development of Alkermes, Inc. From March 1999 until May 2007, Mr. Landine served as Vice President, Corporate Development of Alkermes, Inc. From March 1988 until June 1998, he was Chief Financial Officer and Treasurer of Alkermes, Inc. Mr. Landine is a member of the board of directors of Kopin Corporation, a publicly traded manufacturer of components for electronic products, and was a member of the board of directors of ECI Biotech, a privately held protein sensor company and GTC Biotherapeutics, Inc., a publicly traded biotechnology company. Mr. Landine was previously a Certified Public Accountant.

Ms. Rebecca J. Peterson

Title: Senior Vice President, Corporate Communications

Appointment to current position: August 2012

Experience: Prior to assuming her current position, Ms. Peterson served as Vice President, Corporate Communications of Alkermes from September 2011 to August 2012. Prior to this, Ms. Peterson served as Vice President, Corporate Communications of Alkermes, Inc. from May 2005 to September 2011 and Director of Corporate Communications from November 2000 to May 2005. She worked at Millennium Pharmaceuticals from 1997 to 2000 in various communications roles. Ms. Peterson worked in the public affairs office at Brigham and Women's Hospital in 1997. She has been a Communications Committee Member for BIO since 2002 and has been a Communications Committee Member of the Pharmaceutical Research and Manufacturers of America ("PhRMA") since 2013. Ms. Peterson has also been a member of National Investor Relations Institute since 1998.

Mr. Gordon G. Pugh

Title: Senior Vice President, Chief Operating Officer and Chief Risk Officer

Appointment to current positions: September 2011

Experience: Prior to assuming his current positions, Mr. Pugh served as Senior Vice President, Chief Operating Officer and Chief Risk Officer of Alkermes, Inc. Prior to assuming the Senior Vice President and Chief Operating Officer positions in May 2007 and the Chief Risk Officer position in July 2010, Mr. Pugh served as Vice President of Operations of Alkermes, Inc. Mr. Pugh has over 30 years of operations and manufacturing experience. For the eight-year period prior to joining Alkermes, Inc., Mr. Pugh worked at Lonza Biologics, Inc., a publicly traded life sciences company, as the Vice President of manufacturing operations in the United States and Europe. Mr. Pugh has served on the board of directors of KC Bio LLC, a privately held company, since 2000.

Mr. Mark P. Stejbach

Title: Senior Vice President, Chief Commercial Officer

Appointment to current position: February 2012

Experience: Prior to assuming his current position, Mr. Stejbach served at Tengion, Inc. from 2008 to 2012, most recently as its Chief Commercial Officer. He previously held senior positions at Merck and Biogen Idec Inc. and has over 25 years of experience in biotech and pharmaceutical marketing, sales, managed care and finance. Mr. Stejbach served on the charitable board of the Commonwealth National Fund from 2003 through 2011 and has served on the Advisory Board of the Center for Value-Based Insurance Design since 2009.

Mr. Richard F. Pops

Title: Chairman of the Board of Directors and Chief Executive Officer

Appointment to current positions: September 2011

Director since: September 2011. Director of Alkermes, Inc. from February 1991 to September 2011 (Chairman from April 2007 to September 2011)

Experience, Qualifications and Skills: Prior to assuming his current positions, Mr. Pops served as Chief Executive Officer of Alkermes, Inc. from February 1991 to April 2007 and as Chief Executive Officer and President from September 2009 until September 2011. Mr. Pops serves on the board of directors of Neurocrine Biosciences, Inc., Acceleron Pharma, Inc. and Epizyme Inc., all of which are publicly traded biotechnology companies. Mr. Pops also serves on the board of directors of BIO and PhRMA. He has previously served on the board of directors of two other publicly traded biopharmaceutical companies, Sirtris Pharmaceuticals from 2004 to 2008, and CombinatoRx, Incorporated from 2001 to 2009. Mr. Pops also served on the board of directors of Reliant Pharmaceuticals, a privately held pharmaceutical company purchased by GlaxoSmithKline in 2007, and on the advisory board of Polaris Venture Partners. He was a member of the Harvard Medical School Board of Fellows through June 2012. In 2014 Mr. Pops was appointed to FasterCures' Value & Coverage Advisory Council, which is designed to provide guidance on fostering a coverage and reimbursement environment that incentivizes biomedical innovation and ensures that patients have meaningful access to life-saving therapies. Mr. Pops' qualifications for our Board include his leadership experience, business judgment and industry knowledge. As a senior executive of Alkermes for almost 24 years, he provides in-depth knowledge of our company derived from leading our day-to-day operations. His ongoing involvement as a board member of BIO, PhRMA and FasterCures brings to the organization extensive knowledge of the current state of the pharmaceutical industry and the policy issues impacting healthcare today.

Mr. David W. Anstice

Title: Director

Director since: September 2011. Director of Alkermes Inc. from October 2008 to September 2011

Committee Memberships: Compensation Committee (Chairperson)

Experience, Qualifications and Skills: From 2006 until his retirement in 2008, Mr. Anstice served as Executive Vice President of Merck, with responsibility for enterprise strategy and implementation. During two separate parts of this period he was acting President, Global Human Health and President of Merck's business in Japan. From 2003 to 2006, Mr. Anstice served as President of Merck, with responsibility for Merck's Asia Pacific businesses. In his 34 years with Merck, he held a variety of positions including President, U.S. Human Health; President, Human Health, the Americas; President, U.S./Canada; and President, Human Health, Europe. He reported to the Merck CEO from 1994 until his retirement in 2008. Mr. Anstice is also Chairman and President of the board for the University of Sydney USA Foundation, Deputy Chairman and a member of the board of the U.S. Studies Centre at the University of Sydney, Australia, a member of the U.S. Advisory Council for the American Australian Association in New York, a director of CSL Limited, a global specialty biopharmaceutical company, a board member of the private company Sunyette Pty Ltd, a cell line production company, and an Adjunct Professor at the University of Sydney Business School. Mr. Anstice's lengthy service with Merck, in combination with the breadth of his responsibilities while at Merck, provides us with experience in, and knowledge of, the global research-based pharmaceutical industry. Mr. Anstice's prior leadership positions in industry organizations, including as a board and executive committee member of BIO for approximately ten years and as Chairman of the National Pharmaceutical Council in 1997, augment his pharmaceutical management, organizational expertise and industry knowledge with knowledge of public policy issues involving pharmaceutical care. Mr. Anstice also has expertise in the areas of strategic planning, risk management and corporate governance.

Dr. Floyd E. Bloom

Title: Director

Director since: September 2011. Director of Alkermes Inc. from 1987 to September 2011

Committee Memberships: Audit and Risk Committee

Experience, Qualifications and Skills: Dr. Bloom was a founder of Alkermes, Inc. and has been active in neuropharmacology for more than 35 years, holding positions at Yale University, the National Institute of Mental Health, The Salk Institute, and The Scripps Research Institute. From 1983 to February 2005, Dr. Bloom was the Chairman of the Neuropharmacology Department at The Scripps Research Institute and is now Professor Emeritus. Dr. Bloom served as Editor-in-Chief of Science from 1995 to May 2000. He is a member of the National Academy of Science, the Institute of Medicine, the Royal Swedish Academy of Science and the American Philosophical Society. He serves on the Veteran's Administration—Gulf War Veterans Illness Research Advisory Committee and is an Emeritus Trustee for the Board of Trustees at Washington University in St. Louis. Dr. Bloom is a director of LZ Therapeutics and AgeneBio, Inc., both privately held biopharmaceutical companies. Dr. Bloom also serves on the Scientific Advisory Boards of aTyr Pharma, a privately held pharmaceutical company and RiverVest, a private venture partnership focusing on life sciences. Dr. Bloom served as a member of the board of directors of Elan from 2007 to 2009. Dr. Bloom is a distinguished scientist and long-standing member of various scientific societies, including the National Academy of Sciences. His scientific knowledge makes him a resource to our research and development and commercial teams and a reference point for other directors. Dr. Bloom's service on other company boards provides experience relevant to good corporate governance practices. As a founder of Alkermes, Inc., Dr. Bloom brings a historical perspective to the Board.

Mr. Robert A. Breyer

Title: Director

Director since: September 2011. Director of Alkermes Inc. from July 1994 to September 2011

Committee Memberships: Audit and Risk Committee, Nominating and Corporate Governance Committee

Experience, Qualifications and Skills: Mr. Breyer served as the President of Alkermes, Inc. from July 1994 until his retirement in December 2001 and Chief Operating Officer from July 1994 to February 2001. Prior to that time, Mr. Breyer was an executive and held various positions in the global pharmaceutical and medical device industries, including general manager of Eli Lilly Benelux S.A and Eli Lilly Italia S.p.A. Mr. Breyer also served on the board of directors of Lentigen, Inc., a privately held, diversified biology company from 2007 to 2009. Mr. Breyer's experience as an executive in the pharmaceutical and medical device industries provides management and operational skills to our Board. Mr. Breyer has experience with managing the overall financial performance of pharmaceutical and medical device units and in pharmaceutical manufacturing and sales and marketing operations. As a former executive at Alkermes, Inc., Mr. Breyer also has first-hand knowledge of our technology, manufacturing operations, research and development and management team.

Dr. Wendy L. Dixon

Title: Director

Director since: September 2011. Director of Alkermes Inc. from January 2011 to September 2011

Committee Memberships: Nominating and Corporate Governance Committee (Chairperson)

Experience, Qualifications and Skills: Dr. Dixon has served as a director of Alkermes plc since September 16, 2011. From January 2011 to September 16, 2011, Dr. Dixon served on the Alkermes, Inc. board of directors. She has extensive experience in the pharmaceutical and biotechnology industries, combining a technical background with experience in drug development, regulatory affairs and marketing. She directed the launches and growth of more than 20 pharmaceutical products. From 2001 to 2009 she was Chief Marketing Officer and President, Global Marketing for Bristol-Myers Squibb where she served on the Executive Committee. From 1996 to 2001 she was Senior Vice President, Marketing at Merck, and prior to that, she held executive management positions at West Pharmaceuticals, Osteotech and Centocor and various positions at SmithKline and French (now GlaxoSmithKline) in marketing, regulatory affairs, project management and as a biochemist. Dr. Dixon is on the board of directors of Orexigen Therapeutics, Incyte Corporation, bluebird bio and Eleven Biotherapeutics, all publicly traded biotechnology or pharmaceutical companies, and was formerly on the board of Ardea Biosciences, Dentsply International and Furiex Pharmaceuticals. In addition, she is on the board of directors of Edimer Pharmaceuticals, a privately held pharmaceutical company. She is an advisor to the Mellon Group and the Longitude Capital Industry Advisory Board. She was a Senior Advisor to The Monitor Group, now Deloitte, through 2012. Dr. Dixon brings a depth of experience in the marketing of pharmaceutical products across a broad variety of disease states and on a global basis to our Board. Dr. Dixon has a strong technical background and direct experience in product development and regulatory affairs, and has successfully built and grown commercial organizations in the United States and Europe, each of which provide valuable insight to our Board regarding the development and commercialization of pharmaceutical products. Dr. Dixon's additional qualifications include her deep industry knowledge and her reputation as a strategic thinker with a focus on execution, as well as the ability to provide direction regarding improvements to the interface between research and development and marketing.

Mr. Paul J. Mitchell

Title: Director

Director since: September 2011. Lead independent director since August 2, 2012. Director of Alkermes Inc. from April 2003 to September 2011

Committee Memberships: Audit and Risk Committee (Chairperson), Compensation Committee

Experience, Qualifications and Skills: Mr. Mitchell served as the Chief Financial Officer and Treasurer of Kenet, Inc. from April 2002 until January 2009. Prior to joining Kenet, Mr. Mitchell was the Chief Financial Officer and Treasurer of Kopin Corporation from April 1985 through September 1998. From September 1998 through June 2001, Mr. Mitchell served in a consulting role at Kopin as Director of Strategic Planning. Prior to joining Kopin, Mr. Mitchell worked for the international accounting firm of Touche Ross & Co. from 1975 to 1984. Mr. Mitchell is President of Mitchell Financial Group and a member of the board of directors of several private companies including Agiltron, Inc. and Informatics in Context, Inc. and nonprofit organizations. Mr. Mitchell was previously a Certified Public Accountant. Mr. Mitchell's background as the Chief Financial Officer of several companies, including a publicly traded company, and as a former Certified Public Accountant, provides expertise to our Board in the areas of financial reporting, treasury, financing issues, executive compensation and compliance with securities obligations. His business judgment is relied upon by our Board when contemplating a variety of organizational and strategic issues.

Ms. Nancy J. Wysenski

Title: Director

Director of Alkermes plc since: May 2013

Committee Memberships: Nominating and Corporate Governance Committee

Experience, Qualifications and Skills: From December 2009 through June 2012, Ms. Wysenski served as the Executive Vice President and Chief Commercial Officer of Vertex Pharmaceuticals Incorporated, a publicly traded pharmaceutical company. Prior to joining Vertex, Ms. Wysenski held the position of Chief Operating Officer of Endo Pharmaceuticals, a specialty pharmaceutical company, where she led sales, marketing, commercial operations, supply chain management, human resources and various business development initiatives. Prior to her role at Endo, Ms. Wysenski participated in the establishment of EMD Pharmaceuticals, Inc., where she held various leadership positions, including the role of President and Chief Executive Officer from 2001 to 2006 and Vice President of Commercial from 1999 to 2001. From 1984 to 1998, Ms. Wysenski held several sales-focused roles at major pharmaceutical companies, including Vice President of Field Sales for Astra Merck, Inc. Ms. Wysenski serves a member of the board of directors of Inovio Pharma and Tetraphase Pharmaceuticals, both publicly traded pharmaceutical or vaccine companies. Ms. Wysenski formerly served as a director for Reata Pharmaceuticals, Inc. She is a founder of the Research Triangle Park chapter of the Healthcare Business Women's Association and served on the Nominating Committee and National Advisory Board of the Healthcare Businesswomen's Association. Ms. Wysenski is a proven leader who brings to our Board extensive experience building and leading life sciences companies. Ms. Wysenski's background includes executive management roles with responsibility over key operational and product commercialization functions, including substantial direct experience in sales, marketing, commercial operations, supply chain management, human resources and various business development initiatives. Her experience, leadership skills and knowledge of the life sciences industry will provide valuable insight to our Board with respect to the launch and commercialization of pharmaceutical products.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Composition

        Our Board is comprised of seven members. Our Board has determined that each director serving on our Board, with the exception of Richard F. Pops, is an independent director as defined by the Nasdaq rules. The composition and functioning of our Board and each of our committees complies with all applicable requirements of Nasdaq and the rules and regulations of the SEC. There are no family relationships among any of our directors or executive officers.

        In accordance with our Articles of Association, our Board is divided into three classes with staggered three-year terms. At each annual general meeting of shareholders, the successors to directors whose terms then expire will be elected to serve three-year terms. Our directors are divided among the three classes as follows:

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  The Class I directors are Floyd E. Bloom, M.D. and Nancy J. Wysenski, and their terms will expire at this Annual Meeting;

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  The Class II directors are David W. Anstice, Robert A. Breyer and Wendy L. Dixon, Ph.D., and their terms will expire at the Company's Annual General Meeting of Shareholders to be held in 2016; and

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  The Class III directors are Paul J. Mitchell and Richard F. Pops, and their terms will expire at the Company's Annual General Meeting of Shareholders to be held in 2017.

        If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.

Independence of Members of the Board of Directors

        The Company defines an "independent" director in accordance with the applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the rules promulgated thereunder and the applicable rules of Nasdaq. Because it is not possible to anticipate or explicitly provide for all potential situations that may affect independence, the Board periodically reviews each director's status as an independent director and whether any independent director has any other relationship with the Company that, in the judgment of the Board, would interfere with the director's exercise of independent judgment in carrying out such director's responsibilities as a director. The Board makes a determination as to whether each director is "independent" under the applicable provisions of the Exchange Act, the rules promulgated thereunder and the applicable rules of Nasdaq at two points in time during the year—after the annual general meeting of shareholders and in conjunction with the preparation and filing of the Company's proxy statement. To assist in making its determination, the Board solicits information from each of the Company's directors regarding whether such director, or any member of his or her immediate family, had a direct or indirect material interest in any transactions involving the Company, was involved in a debt relationship with the Company or received personal benefits outside the scope of such person's normal compensation.

        The Board has determined that each of David W. Anstice, Floyd E. Bloom, Robert A. Breyer, Wendy L. Dixon, Paul J. Mitchell and Nancy J. Wysenski are independent within the meaning of the Company's director independence standards and the director independence standards of the Exchange Act and Nasdaq. Furthermore, the Board has determined that each member of each committee of the Board is independent within the meaning of the director independence standards of the Company, the Exchange Act and Nasdaq.

Executive Sessions of Independent Directors

        The Board's policy is to hold meetings of the independent directors following each regularly scheduled in-person Board meeting. Independent director sessions do not include any employee directors of the Company and were held following each regularly scheduled in-person Board meeting during the 2014 Fiscal Year. The Board has adopted a Charter of the Lead Independent Director which requires that members of the Board elect a non-management director to serve in a lead capacity, known as the Lead Independent Director, if the Chairman of the Board and Chief Executive Officer of the Company are the same person. Mr. Mitchell has served as our Lead Independent Director since August 2012. The Board annually elects an independent director to serve as the Lead Independent Director.

Board Leadership Structure

        The Board appointed Mr. Pops as Chairman of our Board and as our Chief Executive Officer. In determining that Mr. Pops serve in this combined role, the Board considered Mr. Pops' ability to provide effective, consistent and continuous leadership to both our Board and our Company, his ability to align the strategic objectives of both management and the Board, his extensive knowledge of our operations and the industry and markets in which we compete and his ability to promote communication and synchronize activities between our Board and our senior management.

        To facilitate effective independent oversight, the Board adopted a Lead Independent Director role. The Board believes that this structure provides an efficient and effective leadership model for the Company, and we believe that this Board leadership structure is the most appropriate structure for the Company as of the date of this proxy statement. The duties of the Lead Independent Director include:

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  presiding at all meetings of the Board at which the Chairman of the Board is not present, including all executive sessions of the independent directors;

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  reviewing and approving matters, such as agenda items, schedule sufficiency, and, where appropriate, information provided to other Board members;

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  serving as the principal liaison between the Chairman of the Board and the independent directors;

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  facilitating the retention of outside advisors and consultants who report directly to the Board on Board-wide issues;

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  calling meetings of the independent directors of the Board; and

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  ensuring availability, when appropriate and if requested by shareholders, for consultation and direct communication.

        A current copy of our Charter of the Lead Independent Director is available on the Corporate Governance page of the Investors section of the Company's website, available at http://investor.alkermes.com.

        In addition, the Board has three standing committees, each of which is comprised solely of independent directors and led by an independent chair. These committees are discussed in detail below and under the heading "Board Committees."

Policies Governing Director Nominations

Director Qualifications and Consideration of Diversity

        The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, from time to time, the appropriate qualities, skills and characteristics desired of Board members in the context of the current make-up of the Board. This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all directors:

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  Directors must be of high ethical character and share the values of the Company as reflected in the Company's Code of Business Conduct and Ethics applicable to all directors, officers and employees;

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  Directors must have reputations, both personal and professional, consistent with the image and reputation of the Company;

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  Directors must have the ability to exercise sound business judgment; and

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  Directors must have substantial business or professional experience and be able to offer advice and guidance to the Company's management based on that experience.

        Although the Company does not have a formal diversity policy, the Company and the Nominating and Corporate Governance Committee endeavor to have a Board representing diverse viewpoints with broad experience in areas important to the operation of our Company such as business, science, medicine, finance/accounting and education. In this context, the Nominating and Corporate Governance Committee, in addition to the minimum qualifications set forth above, also considers a variety of attributes in selecting nominees to the Board, such as:

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  an understanding of, and experience in, the biotechnology and pharmaceutical industries;

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  an understanding of, and experience in, accounting oversight and governance, finance and marketing;

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  leadership experience with public companies or other significant organizations;

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  international experience; and

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  diversity of age, gender, culture and professional background.

        These factors and others are considered useful by the Board and are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.

        Board members are expected to prepare for, attend and participate in all Board meetings, meetings of Board committees on which they serve and the Company's annual general meeting of shareholders. In addition, directors should stay abreast of the Company's business and markets. The Chief Legal Officer and the Chief Financial Officer will be responsible for assuring the orientation of new directors, and for periodically providing materials or briefing sessions for all directors on subjects that would assist them in discharging their duties. The Nominating and Corporate Governance Committee regularly reviews other potential educational topics for the Board and provides its recommendation to the Board as to whether other educational measures are appropriate. The Company provides opportunities for directors to visit Company facilities in order to provide greater understanding of the Company's business and operations. The Nominating and Corporate Governance Committee facilitates the annual Board and Board committee evaluations. The Board performs an annual self-evaluation, including individual director self-assessments, and each Board committee performs an annual self-evaluation, which it shares with the Board.

        Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member's service as a director. Board members should not hold more than six directorships (including such member's seat on the Company's Board), excluding for this purpose, not-for-profit organizations, trade organizations and related organizations, unless otherwise agreed to by the Nominating and Corporate Governance Committee. These other commitments will be considered by the Nominating and Corporate Governance Committee and the Board when reviewing

Board candidates. Directors are expected to report changes in their primary business or professional association, including retirement, to the Chairman of the Board and the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board, will consider any effects these changes may have on the effectiveness of the director's contribution to the work of the Board.

Process for Identifying and Evaluating Director Nominees

        The Board is responsible for selecting its own members to stand for election. The Board delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board and management will be requested to take part in the process as appropriate.

        Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board's approval as director nominees for election to the Board. The Nominating and Corporate Governance Committee also recommends candidates for the Board's appointment to the committees of the Board.

Procedure for Recommendation of Director Nominees by Shareholders

        The Nominating and Corporate Governance Committee will consider director candidates who are recommended by shareholders of the Company. Shareholders, in submitting recommendations to the Nominating and Corporate Governance Committee for director candidates, shall follow the following procedures:

        The Nominating and Corporate Governance Committee must receive any such recommendation for nomination not later than the close of business on the 90th day, nor earlier than the close of business on the 150th day, prior to the first anniversary of the date of the proxy statement delivered to shareholders in connection with the Company's preceding year's annual general meeting of shareholders.

        Such recommendation for nomination must be in writing and include the following:

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  all information relating to the individual recommended for consideration as a director nominee that would be required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, or any successor provisions thereto (including the director nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if approved by the Board and elected);

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  name and address of the individual recommended for consideration as a director nominee;

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  the principal occupation of the individual recommended for consideration as a director nominee;

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  name and address of the shareholder making the recommendation, as such may appear on the Company's Register of Members;

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  the class and number of shares that are owned beneficially and/or of record by such shareholder;

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  the total number of shares that will be voted for the individual recommended for consideration as a director nominee by the shareholder making the recommendation;

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  a written statement from such shareholder stating why such director nominee would be able to fulfill the duties of a director;

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  a representation that the shareholder making the recommendation is a registered holder of shares entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and

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  a statement as to whether the shareholder intends or is part of a group that intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company's outstanding share capital required to approve or elect the nominee and/or (ii) otherwise to solicit proxies from shareholders in support of such nomination.

        The Nominating and Corporate Governance Committee may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company. If the shareholder making such director nomination does not appear, either directly or through a qualified representative, at the annual general meeting of shareholders, then such nomination shall be disregarded. Nominations must be sent to the attention of the Secretary of the Company by one of the two methods listed below:

        By mail (including courier or expedited delivery service to):

    Alkermes plc
    Connaught House
    1 Burlington Road
    Dublin 4, Ireland
    Attn: Secretary of Alkermes plc

        By facsimile to:

    + 353 1 772 8001
    Attn: Secretary of Alkermes plc

        The Secretary of the Company will promptly forward any such nominations to the Nominating and Corporate Governance Committee. Once the Nominating and Corporate Governance Committee receives the nomination of a candidate, the candidate will be evaluated and a recommendation with respect to such candidate will be delivered to the Board. Nominations not made in accordance with the foregoing policy shall be disregarded by the Nominating and Corporate Governance Committee and votes cast for such nominee shall not be counted.

Composition and Responsibilities of the Board

        The Company's business, property and affairs are managed under the direction of the Board. Members of the Board are kept informed of the Company's business through discussions with the Chief Executive Officer and other officers of the Company, by reviewing materials provided to them, by visiting the Company's offices and by participating in meetings of the Board and its committees and the Company's annual general meeting of shareholders.

Size of the Board

        The Board currently consists of seven members. The Board periodically reviews the appropriate size of the Board and, in accordance with our Articles of Association, this number may be adjusted from time to time by the Board.

Board Compensation

        It is the general policy of the Board that Board compensation should be a mix of cash and equity-based compensation. Full-time employee directors will not be paid for Board membership in addition to their regular employee compensation. Independent directors may not receive consulting, advisory or other compensatory fees from the Company if the receipt of such fees would result in disqualifying the director as an "independent" director in accordance with the applicable provisions of the Exchange Act, the rules promulgated thereunder and the applicable rules of Nasdaq. To the extent practicable or required by applicable rule or regulation, independent directors who are affiliated with the Company's service providers or partners or collaborators will undertake to ensure that their compensation from such providers or partners or collaborators does not include amounts connected to payments by the Company. The Compensation Committee periodically reviews director compensation and makes recommendations regarding director compensation to the Board.

Board's Role in Risk Oversight

        Assessing and managing risk is the responsibility of our management and our Board oversees and reviews various aspects of the Company's risk management efforts. The Board executes its oversight responsibility for Company risk management directly and through its Board committees, as set forth below.

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  Each year, the Board holds a meeting with the Chairman of the Board and Chief Executive Officer to discuss and review our mid- to long-term operating plans and overall corporate strategy, including a discussion of key risks to the plans and strategy and ways to mitigate such risks. The involvement of the Board in reviewing, and providing feedback on, our business strategy is critical to the determination of the types and appropriate levels of risk undertaken by the Company. In addition, on an informal basis and as part of the regularly scheduled Board meetings, the Board discusses and provides feedback regarding the strategic direction and the issues and opportunities facing our Company in light of trends and developments in the industry and the general business environment.

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  The Audit and Risk Committee is responsible for overseeing our financial, accounting and enterprise risk management programs and policies, as set forth in its charter. As part of fulfilling these responsibilities, the Audit and Risk Committee meets regularly with PwC, our independent accounting firm, and members of management and others, including our Chief Financial Officer and members of our legal and financial compliance departments, to assess the integrity of our financial reporting processes, internal controls and actions taken to monitor and control risks related to such matters. The Audit and Risk Committee also regularly meets with PwC in executive session, without management present. The Board and Audit and Risk Committee receive regular assessments from management as to our policies and internal procedures designed to promote compliance with laws and regulations affecting our business and the results of our internal auditing and monitoring practices in this regard. In addition, the Audit and Risk Committee engages in a regular review of our enterprise risk management process and discusses, on an as-needed basis, any risks identified by such process or otherwise identified, including an evaluation of any such risks and mitigation activities put in place in reference thereto. On an ongoing basis, members of our Audit and Risk Committee have direct access to our Chief Operating Officer, who serves as chief risk officer of the Company and who is responsible for our enterprise risk management process.

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  The Compensation Committee is responsible for reviewing and evaluating risks related to our compensation programs, policies and practices. For additional discussion of the Company's efforts to manage compensation-related risks, see the discussion under the heading "Risk Assessment of Compensation Policies and Practices."

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  The Nominating and Corporate Governance Committee is responsible for reviewing our governance practices, policies and programs, including director and management succession planning, recruiting and other areas that may impact our risk profile from a governance perspective.

        In performing their risk oversight functions, each Board committee has full access to management, as well as the ability to engage outside advisors.

Succession Plan

        The Chairman of the Board reviews succession planning and management development with the Board or directors designated by the Board on an annual basis.

Scheduling and Selection of Agenda Items for Board Meetings

        In-person Board meetings are scheduled in advance at least four times a year. Furthermore, additional Board meetings may be called upon appropriate notice at any time to address specific needs of the Company. Each director may propose the inclusion of items on the agenda, request the presence of, or a report by, any member of the Company's management, or at any Board meeting raise subjects that are not on the agenda for that meeting. The Lead Independent Director approves the Board agenda in advance of the meeting. The Board may also take action from time to time by unanimous written consent.

        The meetings of the Board are typically held at the Company's headquarters in Dublin, Ireland, but occasionally meetings may be held at other locations at the discretion of the Board.

Board Committees

        The Company currently has three standing committees: Audit and Risk, Compensation, and Nominating and Corporate Governance. There will, from time to time, be occasions on which the Board may form a new committee or disband a current committee depending upon the circumstances. The Audit and Risk, Compensation and Nominating and Corporate Governance Committees are each composed entirely of independent directors.

        Each standing committee of the Board has a written charter, approved by the Board, which describes the committee's general authority and responsibilities. A current copy of each charter is available on the Corporate Governance page of the Investors section of the Company's website, available at http://investor.alkermes.com. Each standing committee of the Board undertakes an annual review of its charter and works with the Board to make such revisions as are considered appropriate.

        Each committee of the Board has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the Board committee in its work.

Assignment of Committee Members

        The Board is responsible for the appointment of committee members. The Nominating and Corporate Governance Committee recommends candidates to the Board for appointment to the Board's standing committees, as well as for such committee chairs.

Frequency and Length of Committee Meetings and Committee Agenda

        The chair of each Board committee, in consultation with the Chairman of the Board and appropriate members of management, will determine the frequency and length of the committee meetings and develop the committee's agenda. The agendas and meeting minutes of the Board committees are available to the full Board, and other Board members are welcome to attend Board committee meetings, except that non-independent directors are not permitted to attend the executive sessions of any Board committee.

        Each Board committee regularly reports to the Board concerning such committee's activities.

Policies Governing Security Holder Communications with the Board

        The Board provides to every security holder the ability to communicate with the Board as a whole, and with individual directors on the Board through an established process for security holder communication (as that term is defined by the rules of the SEC) as follows:

        For communications directed to the Board as a whole, security holders may send such communication to the attention of the Chairman of the Board via one of the two methods listed below:

        By mail (including courier or expedited delivery service) to:

    Alkermes plc
    Connaught House
    1 Burlington Road
    Dublin 4, Ireland
    Attn: Chairman of the Board of Directors

        By facsimile at:

    + 353 1 772 8001
    Attn: Chairman of the Board of Directors

        For security holder communications directed to an individual director in his or her capacity as a member of the Board, security holders may send such communications to the attention of the individual director via one of the two methods listed below:

        By mail (including courier or expedited delivery service) to:

    Alkermes plc
    Connaught House
    1 Burlington Road
    Dublin 4, Ireland
    Attn: [Name of Individual Director]

        By facsimile at:

    + 353 1 772 8001
    Attn: [Name of Individual Director]

        The Company will forward any such security holder communication to the Chairman of the Board, as a representative of the Board, and/or to the director to whom the communication is addressed. The Company will forward such communication by certified mail to an address specified by each director and the Chairman of the Board for such purposes or by secure electronic transmission.

Policy Governing Director Attendance at Annual General Meetings of Shareholders

        The Board adopted a policy that all directors and all nominees for election as directors attend the Company's annual general meetings of shareholders in person. All directors attended the Company's 2014 Annual General Meeting of Shareholders.

Code of Ethics

        The Company has adopted a "code of ethics" (as defined by the regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act) that applies to all of the Company's directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Company's Code of Business Conduct and Ethics also meets the requirements of a "code of conduct" (as defined by the rules of Nasdaq) and is applicable to all of the Company's officers, directors and employees. A current copy of the Code of Business Conduct and Ethics is available on the Corporate Governance page of the Investors section of the Company's website, available at http://investor.alkermes.com. We intend to disclose any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements, on our website. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, from the Company upon request directed to: Alkermes plc, Attention: Investor Relations, Connaught House, 1 Burlington Road, Dublin 4, Ireland.

        Members of the Board shall act at all times in accordance with the requirements of the Company's Code of Business Conduct and Ethics, which shall be applicable to each director in connection with his or her activities relating to the Company. This obligation shall at all times include, without limitation, adherence to the Company's policies with respect to conflicts of interest, confidentiality, protection of the Company's assets, ethical conduct in business dealings and respect for and compliance with applicable law. Any waiver of the requirements of the Code of Business Conduct and Ethics with respect to any individual director or any executive officer shall be reported to, and be subject to the approval of, the Board.

        For more corporate governance information, you are invited to access the Corporate Governance page of the Investors section of the Company's website, available at http://investor.alkermes.com.

 THE BOARD OF DIRECTORS AND ITS COMMITTEES

        Our Board held four meetings during the 2014 Fiscal Year. Each of the Company's directors attended at least 75% of the aggregate of all meetings of the Board and the committee(s) on which such director served during the 2014 Fiscal Year. The standing committees of the Board are the Audit and Risk Committee, the Nominating and Corporate Governance Committee and the Compensation Committee.

Audit and Risk Committee

        The Audit and Risk Committee consists of Paul J. Mitchell, Floyd E. Bloom and Robert A. Breyer, each of whom is independent as defined by Rule 5605(a)(2) and as required under Rule 5605(c)(2) of the Nasdaq's listing standards, as well as under the applicable requirements of the Exchange Act. Mr. Mitchell is the chair of the Audit and Risk Committee. In compliance with the Sarbanes-Oxley Act of 2002, the entire Board determined, based on all available facts and circumstances, that Mr. Mitchell and Mr. Breyer are "audit committee financial experts" as defined by the SEC. The Audit and Risk Committee held six meetings during the 2014 Fiscal Year.

        The Audit and Risk Committee operates under a written charter adopted by the Board, a current copy of which can be found on the Corporate Governance page of the Investors section of our website, available at http://investor.alkermes.com. Under the terms of its current charter, the Audit and Risk Committee's responsibilities include: (1) appointing, compensating and retaining our independent accounting firm, (2) overseeing the work performed by any independent accounting firm, (3) assisting the Board in fulfilling its responsibilities by: (i) reviewing the financial reports we provide to the SEC, our shareholders or to the general public, (ii) reviewing our internal financial and accounting controls and (iii) reviewing all related-party transactions, (4) overseeing the procedures of the Company designed to improve the quality and reliability of the disclosure of our financial condition and results of operations, (5) assessing and providing oversight to management relating to the identification and evaluation of major strategic, operational, regulatory, compliance and external risks inherent to our business and (6) reviewing procedures of the Company designed to facilitate: (i) the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters and (ii) the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. The committee will engage advisers as necessary, distribute relevant funding provided by the Company, and serve as the Qualified Legal Compliance

Committee in accordance with Section 307 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC thereunder. Additionally, the Audit and Risk Committee is responsible for approving, in advance, any and all audit and non-audit services to be performed by PwC. All services provided by PwC during the 2014 Fiscal Year were pre-approved by the Audit and Risk Committee.

Nominating and Corporate Governance Committee

        The members of the Nominating and Corporate Governance Committee are Wendy L. Dixon, Robert A. Breyer and Nancy J. Wysenski, each of whom is independent as defined in Rule 5605(a)(2) of the Nasdaq listing standards. Dr. Dixon is the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held four meetings during the 2014 Fiscal Year.

        The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board, a current copy of which can be found on the Corporate Governance page of the Investors section of our website, available at http://investor.alkermes.com. Under the terms of its current charter, the Nominating and Corporate Governance Committee's responsibilities include: (1) identifying individuals qualified to become members of the Board and recommending that the Board select the director nominees for election, (2) periodically reviewing our Code of Business Conduct and Ethics applicable to all directors, officers and employees, (3) monitoring compliance with the Code of Business Conduct and Ethics, (4) periodically reviewing the Company's Corporate Governance Guidelines and (5) reviewing all shareholder proposals submitted to the Company and recommending appropriate action to the Board.

Compensation Committee

        The members of the Compensation Committee are David W. Anstice and Paul J. Mitchell, each of whom is independent as defined in Rule 5605(a)(2) of the Nasdaq listing standards. Mr. Anstice is the chair of the Compensation Committee. The Compensation Committee held 10 meetings during the 2014 Fiscal Year. In determining the members of the Compensation Committee, the Board considers whether the members qualify as "non-employee directors" as defined in Rule 16b-3 under the Exchange Act and as "outside directors" as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

        The Compensation Committee operates under a written charter adopted by the Board, a current copy of which can be found on the Corporate Governance page of the Investors section of our website, available at http://investor.alkermes.com. Under the terms of its current charter, the Compensation Committee's responsibilities include: (1) discharging the Board's responsibilities relating to the compensation of our executives, (2) administering our incentive compensation and equity plans, (3) producing an annual report on executive compensation for inclusion in our proxy statement in accordance with applicable rules and regulations, (4) reviewing and discussing with our management our executive compensation disclosure (including our disclosure under "Executive Compensation—Compensation Discussion and Analysis") included in reports and registration statements filed with the SEC, (5) directing the appointment and compensation, and overseeing the work, of any compensation consultant, legal counsel or other adviser retained by the Compensation Committee, with the Company required to provide for appropriate funding, as determined by the Compensation Committee, for payment of reasonable compensation to any such compensation consultant, legal counsel or other adviser, and (6) evaluating and recommending to the Board appropriate compensation for our directors and ensuring proper disclosure of payments to our directors other than in their capacity as directors.

        The Compensation Committee has established procedures for the grant of options to eligible new employees. The Limited Compensation Sub-Committee, consisting of David W. Anstice, acted by unanimous written consent during the 2014 Fiscal Year. The Limited Compensation Sub-Committee has the authority to make individual grants of stock options, up to the limit of its authority, to employees of the Company who are not subject to the reporting requirements of the Exchange Act and who are below the level of Vice President of the Company. The Limited Compensation Sub-Committee has generally approved new hire employee stock option grants of up to 25,000 shares per individual grant to such eligible employees.

        The Limited Compensation Sub-Committee will grant options to eligible new hires, within the limits of its authority, on the first Wednesday following the first Monday of each month (or the first business day thereafter if such day is a holiday), also known as the New Hire Grant Date, for all eligible new hires beginning their employment the prior month. New hire grants that exceed the authority of the Limited Compensation Sub-Committee will be granted on the New Hire Grant Date or, if not possible, as soon as practicable thereafter, by the Compensation Committee as a whole.

Compensation Committee Interlocks and Insider Participation

        During the 2014 Fiscal Year, David W. Anstice (Chair), Geraldine A. Henwood and Paul J. Mitchell served on the Compensation Committee.

        During the 2014 Fiscal Year, none of our executive officers served as: (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Board's Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Board's Compensation Committee; or (iii) a member of the compensation committee (or other committee of the board performing equivalent functions or, in the absence of any such committee, the entire board) of another entity, one of whose executive officers served as our director.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Ordinary resolution)

        Our Compensation Discussion and Analysis, which appears later in this proxy statement, describes our executive compensation program and the compensation decisions that the Compensation Committee made with respect to the compensation of our named executive officers for the 2014 Fiscal Year. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. As required pursuant to Section 14A of the Exchange Act, our Board is asking that shareholders cast a non-binding, advisory vote FOR the following resolution:

        "RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation paid to the Company's named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, and related compensation tables and narrative discussion."

        Our Board is asking that shareholders support this proposal. Although the vote you are being asked to cast is advisory, and therefore non-binding, we value the views of our shareholders, and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, are not counted for purposes of this proposal.

        In 2014, we submitted our executive compensation program to an advisory vote of our shareholders, and it received the support of over 92% of the total votes cast at our 2014 Annual General Meeting of Shareholders.

        Our Board will hold a non-binding, advisory vote of our shareholders on our executive compensation program and the compensation decisions that the Compensation Committee made with respect to the compensation of our named executive officers every year until the next required shareholder vote on the frequency of such advisory vote. The next shareholder vote on the frequency of such advisory vote currently is expected to be held at our 2018 Annual General Meeting of Shareholders.

        The Board unanimously recommends that you vote FOR the advisory vote on executive compensation.

PROPOSAL 3

AUTHORIZATION TO HOLD THE 2016 ANNUAL GENERAL MEETING OF

SHAREHOLDERS OF THE COMPANY AT A LOCATION OUTSIDE OF IRELAND

(Ordinary resolution)

        Under Section 140 of the Companies Act, 1963 and in accordance with article 75 of our Articles of Association, the shareholders of the Company may authorize the holding of any annual general meeting of shareholders at a location outside of Ireland. The Board may determine to hold the 2016 Annual General Meeting of Shareholders of the Company outside of Ireland, and is therefore asking our shareholders to authorize holding the 2016 Annual General Meeting of Shareholders of the Company at a location outside of Ireland. Abstentions and broker non-votes, if any, are not counted for purposes of this proposal.

        The text of the resolution in respect of Proposal 3 is as follows:

        "RESOLVED, that the Annual General Meeting of Shareholders of Alkermes plc for the fiscal year ending December 31, 2015 may be held at such place outside Ireland as may be determined by the Directors."

        The Board unanimously recommends that you vote FOR the authorization to hold the 2016 Annual General Meeting of Shareholders of the Company at a location outside of Ireland.

PROPOSAL 4

APPOINTMENT OF INDEPENDENT ACCOUNTING FIRM AND AUTHORIZATION

OF AUDIT AND RISK COMMITTEE TO SET ACCOUNTING FIRM'S REMUNERATION

(Ordinary resolution)

        PwC served as our independent accounting firm for the 2014 Fiscal Year. The Audit and Risk Committee reviewed and discussed the performance of PwC as the Company's independent accounting firm for the 2014 Fiscal Year. Following such review and discussion, the Audit and Risk Committee of the Board has retained PwC to serve as the Company's independent accounting firm for the fiscal year ending December 31, 2015. Although we are not required to submit the appointment of PwC for shareholder approval, as a matter of good corporate governance, the Board, upon the recommendation of the Audit and Risk Committee, has determined to submit its selection for approval by shareholders and to ask that shareholders authorize the Audit and Risk Committee to set the accounting firm's remuneration. If the selection of PwC is approved, the Audit and Risk Committee, in its discretion, may still select a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Abstentions will not affect the outcome of this proposal. Further, because we believe this matter to be routine, a broker nominee may vote on your behalf if you do not otherwise provide instructions.

        A representative of PwC is expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if he or she so desires, and to respond to appropriate questions.

        The Board unanimously recommends that you vote FOR the appointment of PricewaterhouseCoopers LLP as the Company's independent accounting firm for the fiscal year ending December 31, 2015 and the authorization of the Audit and Risk Committee of the Board to set the accounting firm's remuneration.

 REPORT OF THE AUDIT AND RISK COMMITTEE

        No portion of this audit and risk committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

        As more fully described in its charter, the Audit and Risk Committee oversees the Company's financial reporting process on behalf of the Board. Management has day-to-day responsibility for the Company's financial reporting process, including assuring that the Company develops and maintains adequate financial controls and procedures and monitoring and assessing compliance with those controls and procedures, including internal control over financial reporting. The Company's independent accounting firm is responsible for auditing the annual financial statements prepared by management, expressing an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and discussing with the Audit and Risk Committee any issues they believe should be raised. The independent accounting firm is also responsible to the Audit and Risk Committee and the Board for testing the integrity of the financial accounting and reporting control systems, for issuing a report on the Company's internal control over financial reporting and for such other matters as the Audit and Risk Committee and Board determine. In addition, the independent accounting firm performs audit-related and permissible non-audit services for the Company.

        In the performance of its oversight function, the Audit and Risk Committee reviewed and discussed with management and the independent accounting firm the audited consolidated financial statements of the Company for the 2014 Fiscal Year, contained in the Company's Annual Report on Form 10-K. The Audit and Risk Committee discussed with PwC, the Company's independent accounting firm, the overall scope and plans for their audit. The Audit and Risk Committee met with PwC, with and without management present, to discuss the results of its examination, judgments as to the quality, not just the acceptability, of the Company's accounting principles, the reasonableness of significant estimates and judgments, critical accounting policies and accounting estimates resulting from the application of these policies, the substance and clarity of disclosures in the financial statements, and the Company's disclosure control process and internal control over financial reporting.

        The Audit and Risk Committee also discussed with PwC the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board ("PCAOB"). In addition, the Audit and Risk Committee discussed with PwC the independence of PwC from management and Alkermes, and received the written disclosures and the letter from PwC to confirm its independence as required by applicable requirements of the PCAOB.

        The Audit and Risk Committee also reviewed and discussed with management its assessment and report on the effectiveness of the Company's internal control over financial reporting as of December 31, 2014, which it made in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit and Risk Committee also reviewed and discussed with PwC the Report of Independent Registered Public Accounting Firm included in the Company's Annual Report on Form 10-K related to its audit of the consolidated financial statements and the effectiveness of internal control over financial reporting.

        The Audit and Risk Committee monitors the activity and performance of PwC. All services to be provided by PwC are pre-approved by the Audit and Risk Committee. The Audit and Risk Committee's evaluation of PwC included, among other things, consideration as to whether PwC's provision of permissible non-audit services to the Company is compatible with maintaining its independence.

        In reliance on these reviews and discussions, the Audit and Risk Committee recommended to the Board that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the 2014 Fiscal Year for filing with the SEC, and the Board approved such inclusion.

Respectfully submitted by the Audit and Risk Committee,

Paul J. Mitchell, Chair
Floyd E. Bloom
Robert A. Breyer

        For more information about our Audit and Risk Committee and its charter, you are invited to access the Corporate Governance page of the Investors section of the Company's website, available at http://investor.alkermes.com.

 AUDIT FEES

Aggregate fees for the 2014 Fiscal Year and the Nine-Month Period ended December 31, 2013 (the "Transition Period")

        During the 2014 Fiscal Year and the Transition Period, PwC provided various audit, audit-related and tax services to us. The Audit and Risk Committee understands the need for PwC to maintain objectivity and independence in its audit of our financial statements and our internal control over financial reporting. To minimize relationships that could appear to impair the objectivity of PwC, our Audit and Risk Committee has adopted policies and procedures which require it to pre-approve all audit and non-audit services performed by PwC. All of the services of PwC for the 2014 Fiscal Year and the Transition Period described below were pre-approved by the Audit and Risk Committee.

        The aggregate fees of PwC for the 2014 Fiscal Year and the Transition Period are as follows:

	2014	Transition Period
Audit and review of financial statements(1)	$1,450,000	$1,371,180
Audit-related fees(2)	1,432,710	158,054
Tax fees(3)	640,492	466,678
All other fees(4)	1,800	1,800

Total	$3,525,002	$1,997,712

(1)
Consists of fees for services related to the audit of our annual consolidated financial statements, statutory audits and the review of our quarterly consolidated financial statements, including the review of our internal controls over financial reporting and other engagements related to the fiscal periods. Includes fees paid to PwC Dublin in respect of the audit of the group accounts of $0.5 million and $0.4 million during the 2014 Fiscal Year and the Transition Period, respectively.

(2)
For the 2014 Fiscal Year, consists of fees for a royalty audit of one of our collaboration agreements and fees for the stand-alone audit of our manufacturing facility in Gainesville, Georgia. For the Transition Period, consists of fees for a royalty audit of one of our collaboration agreements.

(3)
Consists of fees for tax advisory services, other than those related to the audit of our annual consolidated financial statements and review of our quarterly consolidated financial statements. Includes fees paid to PwC Dublin in respect of tax advisory services of $0.1 million and $0.1 million during the 2014 Fiscal Year and the Transition Period, respectively.

(4)
Fees in the 2014 Fiscal Year and the Transition Period consists of fees for access to the PwC on-line accounting research database.

OWNERSHIP OF THE COMPANY'S ORDINARY SHARES

        The following table and notes provide information about the beneficial ownership of our ordinary shares as of the Record Date by:

  •
  each of the Company's current directors and director nominees;

  •
  the Company's Chief Executive Officer;

  •
  the Company's Chief Financial Officer;

  •
  each of the Company's three other named executive officers as set forth in the Summary Compensation Table; and

  •
  all of the Company's current directors and executive officers as a group.

        According to SEC rules, the Company has included in the column "Number of Issued Ordinary Shares" all shares over which the person has sole or shared voting or investment power, and the Company has included in the column "Number of Ordinary Shares Issuable" all shares that the person has the right to acquire within 60 days after the Record Date through the exercise of any stock option, vesting of any stock award or other right. All shares that a person has a right to acquire within 60 days of the Record Date are deemed outstanding for the purpose of computing the percentage beneficially owned by the person, but are not deemed outstanding for the purpose of computing the percentage beneficially owned by any other person.

        Unless otherwise indicated, each person has the sole power (except to the extent authority is shared by spouses) to invest and vote the shares listed opposite the person's name. The Company's inclusion of shares in this table as beneficially owned is not an admission of beneficial ownership of those shares by the person listed in the table. The business address of each director and that of Mr. Cooke, Mr. Frates and Ms. Biberstein, as officers of the Company, is Connaught House, 1 Burlington Road, Dublin 4, Ireland. The business address of the other executive officers is 852 Winter Street, Waltham, MA 02451.

Ownership by Directors and Executive Officers

	Number of Issued Ordinary Shares	Number of Ordinary Shares Issuable(1)	Total	Percent(2)
Mr. David Anstice	10,000	155,000	165,000	*
Dr. Floyd E. Bloom	90,281	175,000	265,281	*
Mr. Robert A. Breyer	53,156	75,400	128,556	*
Ms. Wendy L. Dixon	1,600	110,000	111,600	*
Mr. Paul J. Mitchell	8,000	175,000	183,000	*
Mr. Richard F. Pops	527,048	2,423,750	2,950,798	1.99%
Ms. Nancy J. Wysenski	—	54,584	54,584	*
Ms. Kathryn L. Biberstein	81,513	472,430	553,943	*
Mr. Shane Cooke	35,180	257,750	292,930	*
Dr. Elliot W. Ehrich	24,956	140,402	165,358	*
Mr. James M. Frates	139,649	420,893	560,542	*
All Directors and Executive officers as a group (15 persons)	1,173,651	5,129,304	6,302,955	4.25%

*
Represents less than one percent (1%) of outstanding ordinary shares.

(1)
Shares that can be acquired through stock options exercisable and restricted stock unit awards vesting by May 16, 2015, which is 60 days from the Record Date.

(2)
Applicable percentage of ownership as of the Record Date is based upon 148,408,696 ordinary shares outstanding.

Ownership By Principal Shareholders

        The following table and notes provide information about the beneficial ownership of our ordinary shares as of the Record Date, or as of the date otherwise set forth below, by each shareholder known to us to be the beneficial owner of more than 5% of our ordinary shares.

        Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, it is believed that each shareholder identified in the table possesses sole voting and investment power over all of our ordinary shares shown as beneficially owned by that shareholder. Percentage of beneficial ownership is based on Schedule 13D and Schedule 13G filings made with the SEC as of the Record Date. Percentage of beneficial ownership is based on 148,408,696 of our ordinary shares issued and outstanding as of the Record Date.

	Number of Ordinary Shares Beneficially Owned	Percent
FMR LLC(1)	21,934,725	14.78%
245 Summer Street
Boston, MA 02210
Wellington Management Company, LLP(2)	20,442,699	13.77%
280 Congress Street
Boston, MA 02210
T. Rowe Price Associates, Inc.(3)	16,184,068	10.91%
100 E. Pratt Street
Baltimore, MD 21202
Invesco Ltd.(4)	11,749,024	7.92%
1555 Peachtree Street NE
Atlanta, GA 30309
Blackrock, Inc.(5)	10,084,110	6.79%
55 East 52nd Street
New York, NY 10022
The Vanguard Group(6)	8,831,302	5.95%
100 Vanguard Blvd.
Malvern, PA 19355

(1)
Based solely on a Schedule 13G/A dated February 13, 2015, FMR LLC, a parent holding company, has sole voting power over 2,076,299 ordinary shares of Alkermes and sole dispositive power over 21,934,725 ordinary shares of Alkermes. Of the shares reported as beneficially owned by FMR LLC:

•
Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act ("Fidelity Funds") advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees.

(2)
Based solely on a Schedule 13G/A filed February 12, 2015, Wellington Management Company, LLP ("Wellington Management"), in its capacity as investment adviser, may be deemed to beneficially own 20,442,699 ordinary shares of Alkermes which are held of record by clients of Wellington Management. Wellington Management shared voting power over 10,255,995 ordinary shares of Alkermes and shared investment power over 20,442,699 ordinary shares of Alkermes. The number of ordinary shares as to which Wellington Management has the sole power to vote or direct the vote, or dispose or direct the disposition of is zero.

(3)
Based solely on a Schedule 13G/A filed February 11, 2015. The ordinary shares of Alkermes owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the ordinary shares of Alkermes. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of 16,184,068 ordinary shares of Alkermes; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such ordinary shares. Price Associates has sole voting power over 3,436,628 ordinary shares of Alkermes. The number of ordinary shares as to which Price Associates has shared power to vote or dispose is zero.

(4)
Based solely on a Schedule 13G filed February 10, 2015, Invesco, Ltd., as a parent holding company or control person, beneficially owns 11,749,024 ordinary shares of Alkermes. Invesco, Ltd. has sole voting and dispositive power over 11,749,024 ordinary shares of Alkermes.

(5)
Based solely on a Schedule 13G/A filed February 9, 2015, Blackrock, Inc., as a parent holding company or control person, beneficially owns 10,084,110 ordinary shares of Alkermes. Blackrock, Inc. has sole voting power over 9,492,649 ordinary shares of Alkermes and has sole dispositive power over 10,084,110 ordinary shares of Alkermes.

(6)
Based solely on a Schedule 13G/A, filed February 11, 2015, The Vanguard Group, in its capacity as investment adviser, may be deemed to beneficially own 8,831,302 ordinary shares of Alkermes. The Vanguard Group has sole voting power over 98,409 ordinary shares of Alkermes, sole dispositive power over 8,745,193 ordinary shares of Alkermes and shared dispositive power over 86,109 ordinary shares of Alkermes. The number of ordinary shares as to which The Vanguard Group has shared power to vote is zero.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of our ordinary shares, to file with the SEC initial reports of ownership and reports of changes in ownership of our ordinary shares.

        Executive officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company for the 2014 Fiscal Year, all reports were timely filed.

REPORT OF THE COMPENSATION COMMITTEE

        No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

        The Compensation Committee of the Board, which is comprised solely of (i) independent directors within the meaning of applicable rules of Nasdaq, (ii) outside directors within the meaning of Section 162 of the Code, and (iii) non-employee directors within the meaning of Rule 16b-3 under the Exchange Act, has reviewed and discussed with management the Compensation Discussion and Analysis section of this proxy statement for the 2014 Fiscal Year. In reliance on the reviews and discussions referred to above, the Compensation Committee has approved the Compensation Discussion and Analysis, and the Board has approved the Compensation Discussion and Analysis for inclusion in this proxy statement.

Respectfully submitted by the Compensation Committee,
David W. Anstice (Chair)
Paul J. Mitchell

        For more information about our Compensation Committee and its charter, you are invited to access the Corporate Governance page of the Investors section of the Company's website, available at http://investor.alkermes.com.

 EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

        This section discusses our executive compensation policies and arrangements as they relate to the following individuals to whom we refer as our named executive officers for the 2014 Fiscal Year:

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  our Chairman and Chief Executive Officer, Richard F. Pops;

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  our Senior Vice President and Chief Financial Officer, James M. Frates;

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  our President, Shane M. Cooke;

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  our Executive Vice President, Research and Development and Chief Medical Officer, Elliot W. Ehrich (Dr. Ehrich was formerly our Senior Vice President, Research and Development and Chief Medical Officer, and was promoted to his current position in February 2015); and

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  our Senior Vice President, Chief Legal Officer and Chief Compliance Officer, Kathryn L. Biberstein.

Introduction

        Our Compensation Committee, or the Committee, reviews, oversees and administers our executive compensation programs. The Committee's complete roles and responsibilities are set forth in the written charter adopted by the Board, which is available on the Corporate Governance page of the Investors section of our website, available at: http://investor.alkermes.com. The Board selected the following directors to serve on the Committee for our 2014 Fiscal Year: David W. Anstice (Chair), Geraldine A. Henwood and Paul J. Mitchell. After the 2014 Fiscal Year, in March 2015, Ms. Henwood resigned from the Board and therefore resigned from the Committee, and the Board has not appointed a third member to the Committee.

Executive Compensation Philosophy and Objectives

        Our executive compensation program is designed to attract, retain and motivate experienced and well-qualified executive officers who will promote our research and product development, manufacturing, commercialization and operational efforts. We structure our executive officer compensation packages based on level of job responsibility, internal and external peer comparisons (targeting the 50th percentile of our external peer group for all elements of pay), individual performance, principles of internal fairness and our overall Company performance. The Committee bases its executive compensation programs on the same objectives that guide us in establishing all of our compensation programs, which are:

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  to provide an overall compensation package that rewards individual performance and corporate performance in achieving our objectives, as a means to promote the creation and retention of value for us and our shareholders;

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  to attract and retain a highly skilled work force by providing a compensation package that is competitive with other employers who compete with us for talent;

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  to structure an increasing proportion of an individual's compensation as performance-based as he or she progresses to higher levels within our Company;

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  to foster the long-term focus required for success in the biopharmaceutical industry;

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  to mitigate the likelihood of inducing excessive risk-taking behavior; and

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  to structure our compensation and benefits programs similarly across our Company.

Highlights

        We believe our executive compensation programs are effectively designed and have worked well to achieve our compensation objectives, which are aligned with the interests of our shareholders.

        At our 2012 Annual General Meeting of Shareholders, a majority of our shareholders supported an annual non-binding, advisory vote on our executive compensation and, in response, our Board determined to hold an annual vote on the matter. In 2014, we submitted our executive compensation program to an advisory vote of our shareholders, and it received the support of over 92% of the total votes cast at our 2014 Annual General Meeting of Shareholders. Our Committee believes that our shareholders, through this advisory vote, endorsed our compensation philosophies.

        The Committee maintained the basic structure and design of our executive compensation programs for the 2014 Fiscal Year. We provide a brief summary of our financial performance and other key events that occurred during the 2014 Fiscal Year in this "Highlights" section. A more detailed discussion of these and other events is found elsewhere in this proxy statement.

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  Financial Performance.  Total revenue guidance for the 2014 Fiscal Year was $580 million to $610 million. We exceeded this guidance range and achieved total revenues of $619 million for the 2014 Fiscal Year. Non-GAAP net income guidance for the 2014 Fiscal Year was $30 million to $50 million. We exceeded this guidance range and achieved non-GAAP net income of $54.6 million for the 2014 Fiscal Year. A reconciliation of our GAAP to non-GAAP financial measures is provided in Appendix A to this proxy statement.

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  Shareholder Return.  Our one-year, three-year and five-year shareholder returns were 44%, 237% and 522%, respectively, for the periods ended December 31, 2014.

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  Product Pipeline.  We announced positive topline results from a phase 3 study of aripiprazole lauroxil for the treatment of schizophrenia and submitted a New Drug Application ("NDA") to the U.S. Food and Drug Administration ("FDA"), in advance of expectations, in August 2014. In October 2014, the FDA assigned a Prescription Drug User Fee Act target action date of August 22, 2015. In March 2014, we announced the initiation of the pivotal clinical development program for ALKS 5461 for the adjunctive treatment of major depressive disorder, including three core phase 3 efficacy studies all of which started in 2014.We had positive results for a phase 2 study of ALKS 3831 in the treatment of schizophrenia and generated phase 1 data demonstrating that ALKS 8700 provided monomethyl fumarate exposures comparable to TECFIDERA®, a currently marketed product for multiple sclerosis, with favorable gastrointestinal tolerability.

Compensation Program Elements

        The compensation program for executive officers consists of the following elements:

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  base salary;

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  annual cash performance pay (bonus); and

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  long-term equity incentive awards, including:

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  stock options;

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  time-vesting restricted stock unit awards; and

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  performance-vesting restricted stock unit awards.

        The Committee utilizes these elements of compensation to structure compensation packages for executive officers that can reward both short- and long-term performance of the individual and our Company and foster executive retention.

Base Salary

        Base salaries are used to provide a fixed amount of compensation for the executive's regular work. The Committee establishes base salaries that are competitive with comparable companies for each position and level of responsibility to the extent such comparable companies and positions exist. In determining increases, if any, to the base salary of our executive officers, the Committee may consider factors such as the individual's performance, level of pay compared to comparable companies for each position and level of responsibility, experience in the position of the individual, cost-of-living indices, the magnitude of other annual salary increases at our Company and the achievement of the corporate objectives for the fiscal year. Any base salary increase for an executive officer must be approved by the Committee. Base salary reviews for our executive officers occur once a year after the conclusion of the fiscal year.

Cash Performance Pay

        Cash performance pay motivates executive officers to achieve both short-term operational and longer-term strategic goals that are aligned with, and supportive of, our long-term Company value. Cash performance pay is awarded by the Committee after the fiscal year-end based on an evaluation of our Company performance and each individual's contribution to this performance during such fiscal year. The Committee also considers data provided by its independent compensation consultant regarding total direct compensation of each executive officer in light of comparable market data. Performance objectives are established prior to the start of the performance period and evaluated by the Committee as outlined below.

        In December 2013, the Committee approved the Alkermes plc Affiliated Company Fiscal Year 2014 Reporting Officer Performance Pay Plan ("2014 Performance Plan") and established target performance pay ranges and target performance pay that may be earned by our reporting officers, including all of our named executive officers, for the performance period coinciding with the 2014 Fiscal Year (January 1, 2014 to December 31, 2014). The 2014 Performance Plan contained the following corporate objectives for our executives: (i) complete phase 3 clinical trial of aripiprazole lauroxil and submit NDA; (ii) execute on development plans for pipeline products; (iii) execute commercial plan and prepare for new product launch; (iv) achieve financial guidance; (v) further develop infrastructure and resources to support Company growth; (vi) manufacture commercial products and clinical trial material to meet our goals of quality, reliability, and efficiency; (vii) manage relationships with key business partners and evaluate new business opportunities to drive long-term growth and enhance shareholder value; and (viii) respond to changing business conditions.

        In December 2013, the Committee set the range of the 2014 Fiscal Year cash performance pay award under the 2014 Performance Plan for: (i) Mr. Pops at between 0% and 200% of his base salary, with a target performance pay award of 100% of his base salary; (ii) Mr. Cooke at between 0% and 150% of his base salary, with a target performance pay award of 75% of his base salary, and (iii) for participants other than Mr. Pops and Mr. Cooke, at between 0% and 100% of their base salaries, with a target cash performance pay award of 50% of their base salaries. The Committee, after consulting its independent compensation consultant, established such performance pay targets and performance pay ranges based generally on comparable market data.

Equity Incentives—Stock Options, Restricted Stock Awards and Restricted Stock Unit Awards

        We currently grant equity awards under the Amended and Restated 2008 Stock Option and Incentive Plan (the "2008 Plan") and the 2011 Stock Option and Incentive Plan, as amended (the "2011 Plan" and, together with the 2008 Plan, the "Equity Plans"). Each full value award issued under our 2008 Plan and our 2011 Plan, such as the grant of a unit of restricted stock or performance share, counts as two share units for each ordinary share subject to the award and 1.8 share units for each ordinary share subject to the award, respectively, and each grant of a stock option issued under our Equity Plans counts as an award of one share unit for each ordinary share actually subject to the stock option.

        The award of stock options (both incentive and non-qualified options), restricted stock awards, restricted stock unit awards, cash-based awards and performance share awards is permitted under the Equity Plans. All of our equity grants are made pursuant to the Equity Plans. As used herein, the term "stock award," unless otherwise specified, will include restricted stock unit awards, restricted stock awards and performance share awards.

        Grants of stock options and stock awards under our Equity Plans are designed to promote long-term retention and stock ownership, and align the interests of executives with those of shareholders, providing our executives with the opportunity to share in the future value they are responsible for creating. Generally, stock options and non-performance-based stock awards vest in equal annual installments over a four-year period. The Committee may, in its discretion, award equity with a different vesting schedule; however, under the Equity Plans (i) restricted stock awards and restricted stock unit awards granted to employees that have a performance-based goal are required to have a restriction period of at least one year from the date of grant, and those with a time-based restriction are required to have at least a three-year restriction period, although vesting can occur incrementally over such three-year period, and (ii) stock options are required to have at least a one year vesting period from the grant date.

        The number of shares underlying options and stock awards granted to each executive officer is determined by the Committee based on: the performance of the executives and their contributions to overall performance of our Company; stock option grants and stock awards at comparable companies, and generally within the biopharmaceutical industry, based upon data provided by the independent compensation consultant (as discussed below); the dollar value of stock option awards, as determined using the Black-Scholes option pricing model, and stock awards; consideration of previous equity awards made to each such executive officer; the total direct compensation of each such executive officer; the retention value of aggregate equity held by each such executive officer; equity overhang and utilization calculations; and personal knowledge of the Committee members regarding executive stock options and stock awards at comparable companies. Consideration is also given to the impact of stock option and stock awards on our results of operations.

        The Committee selectively utilizes a combination of stock options, time-vesting restricted stock unit awards and performance-vesting restricted stock unit awards in designing its equity compensation for Company employees. The Committee believes that utilizing performance-vesting restricted stock unit awards, the vesting of which is tied to key milestones for the Company, including, for instance, its clinical stage pipeline, in addition to time-vesting restricted stock unit awards and stock options, serves to align executive compensation with events that drive value for our shareholders. The Committee also believes that using a combination of restricted stock unit awards and stock option awards is more effective than either type of award alone in rewarding and retaining key employees and motivating executives to increase shareholder value. In this context, the Committee balances the mix of stock options and restricted stock unit awards such that senior executives receive a greater proportion of stock options than restricted stock unit awards, vice presidents receive a more balanced mixture of stock options compared to restricted stock awards, and other of our key employees receive a greater proportion of restricted stock unit awards.

        The Company no longer provides any employee with additional time to exercise or early vesting of stock options on retirement as part of its grant of stock option awards. Such retirement benefits were phased out by the Committee for stock option grants beginning in May 2010 in order to maximize the retentive value of our stock option grants. There are no special retirement provisions associated with stock awards, nor have there been in the past.

        In the event of termination due to death or disability, stock options granted become fully vested and exercisable for a three-year period, not to exceed the full term of the grant. Restricted stock awards and restricted stock unit awards with a time-based restriction granted vest in full in the event of termination due to death or disability. Once the initial 50% of the performance-vesting restricted stock unit award granted in March 2014 has vested due to achievement of the performance goal, the remaining time vesting component of such award will vest in the event of termination due to death or disability.

        Except for a sale event or certain other events resulting in a change to our ordinary shares, as further described in the Equity Plans, without prior stockholder approval, the exercise price of outstanding stock options cannot be reduced or repriced through cancellation and re-grants or cancellation in exchange for cash or another award.

Compensation Determinations

Factors Considered in Determining Compensation

        The Committee may consider a number of factors to assist it in determining compensation for our executive officers.

Company Performance

        As discussed previously, the Committee adopted eight corporate objectives to measure the performance of our Company and its senior executives for the 2014 Fiscal Year: (i) complete phase 3 clinical trial of aripiprazole lauroxil and submit NDA; (ii) execute on development plans for pipeline products; (iii) execute commercial plan and prepare for new product launch; (iv) achieve financial guidance; (v) further develop infrastructure and resources to support Company growth; (vi) manufacture commercial products and clinical trial material to meet our goals of quality, reliability, and efficiency; (vii) manage relationships with key business partners and evaluate new business opportunities to drive long-term growth and enhance shareholder value; and (viii) respond to changing business conditions. Below is a summary of our accomplishments during the 2014 Fiscal Year for each such objective.

Corporate Objectives	Accomplishments
Complete phase 3 clinical trial of aripiprazole lauroxil and submit NDA	In April 2014, we announced positive topline results from a phase 3 study of aripiprazole lauroxil for the treatment of schizophrenia. Based on these results, we submitted a NDA to the FDA, in advance of expectations, in August 2014. In October 2014, the FDA accepted for filing the NDA for aripiprazole lauroxil, and assigned a Prescription Drug User Fee Act target action date of August 22, 2015.
Execute on development plans for pipeline products

Aripiprazole Lauroxil

In January 2014, we unveiled plans to study aripiprazole lauroxil two-month, a new atypical antipsychotic product candidate designed for the treatment of schizophrenia with dosing every two months. In December 2014, we initiated a phase 1 clinical study of two extended dosing intervals of aripiprazole lauroxil, once every six weeks and once every two months.

A U.S. patent covering methods of treating schizophrenia, as well as other neurological and psychological disorders, with aripiprazole lauroxil, was granted in August 2014.

Corporate Objectives	Accomplishments
ALKS 5461

In March 2014, we announced the initiation of the pivotal clinical development program for ALKS 5461. The comprehensive pivotal program includes a total of 12 studies, including three core phase 3 efficacy studies and nine supportive studies. In June 2014, two of the three planned core phase 3 efficacy studies were initiated, and the third efficacy study initiated in July 2014.

We had positive topline results in a supportive clinical study in the Phase 3 pivotal program in which two titration schedules of ALKS 5461 were shown to be well tolerated. An exploratory efficacy analysis showed significantly reduced depressive symptoms from baseline starting at week one and continuing to the end of the treatment period at week eight.

A U.S. patent, which covers ALKS 5461, was granted in September 2014.
ALKS 3831

We successfully completed a phase 2 study of ALKS 3831 which tested its efficacy and effects on weight in patients with schizophrenia compared to olanzapine, an approved and widely used atypical antipsychotic medicine. The results of the study were positive, and showed that ALKS 3831 had efficacy equivalent to olanzapine with clinically meaningful and statistically significant lower weight gain.

In June 2014, we announced the initiation of a second phase 2 study of ALKS 3831. The randomized, double-blind, active-controlled study will assess ALKS 3831's efficacy, safety and tolerability in treating schizophrenia in patients with co-occurring alcohol use disorder, compared to olanzapine.

A U.S. patent was granted in July 2014 with claims to methods of reducing olanzapine-induced weight gain by administration of ALKS 3831.
ALKS 8700

In July 2014, we initiated a three part, phase 1 study of ALKS 8700, a novel monomethyl fumarate molecule in development for the treatment of multiple sclerosis. The randomized, double-blind study evaluated the safety, tolerability and pharmacokinetics of several oral formulations of ALKS 8700 compared to both placebo and active control groups in approximately 125 healthy volunteers. We showed that ALKS 8700 provided monomethyl fumarate exposures comparable to TECFIDERA®, a currently marketed dimethyl fumarate, with favorable gastrointestinal tolerability. As a result, we announced plans to initiate pivotal development of ALKS 8700 in 2015.

Corporate Objectives	Accomplishments
A U.S. patent was granted in March 2014 covering the ALKS 8700 molecule.
ALKS 7119
We nominated a new candidate to advance into clinical trials. ALKS 7119 is a novel small molecule which we will test in Alzheimer's agitation and potentially other psychiatric indications.
Execute commercial plan and prepare for new product launch

We executed our commercial plan for VIVITROL®, with tight regional coordination across our sales, managed markets and policy teams, broadening the base of accounts using VIVITROL by 30% and generating $94 million in net sales, representing our fourth consecutive year of greater than 30% growth in volume. We supported the implementation of key criminal justice programs for VIVITROL in many states across the country and obtained formulary status for VIVITROL at the VA and in several state Medicaid systems.

We prepared to launch aripiprazole lauroxil for the treatment of schizophrenia, expanding our commercial capabilities in marketing, trade operations, and patient support services.

We created a field-based structure that enables scaling of our highly integrated commercial model. We successfully recruited a number of experienced commercial leaders including a new Vice President of Sales, eight Senior Region Directors, 22 National and Regional Managed Markets Directors and expanded our state policy team to ten. We also recruited District Business Leaders and began the recruitment of our field force for aripiprazole lauroxil.

Achieve financial guidance

Total revenue guidance was $580 million to $610 million. We exceeded this guidance range and achieved total revenues of $619 million for 2014, which was an increase of approximately 4% over the previous year.

VIVITROL net sales guidance was $90 million to $100 million. VIVITROL net sales were $94 million for 2014, which was an increase of approximately 31% over the previous year.
Research and development expense guidance was $260 million to $280 million. Research and development expenses were $272 million for 2014.
Selling, general and administrative expense guidance was $190 million to $200 million. Selling, general and administrative expense expenses were $200 million for 2014.
Non- GAAP net income guidance was $30 million to $50 million. We achieved non-GAAP net income, exceeding our guidance, of $55 million for 2014.
Free cash flow guidance was up to $20 million. We achieved free cash flow of $21 million for 2014.

Corporate Objectives	Accomplishments

We updated our financial guidance twice during 2014 based on faster initiation of key clinical studies for late-stage pipeline candidates, the sale of equity stakes in Acceleron Pharma Inc. and Civitas Therapeutics, Inc. and the sale of certain land and buildings in Athlone, Ireland.

Further develop infrastructure and resources to support company growth

We expanded our clinical operations and regulatory affairs capacity as we put more drug candidates into trials and conducted larger, multi-center studies. We also grew program management, new product planning, medical affairs, government relations/policy and marketing and market research capabilities. We began to hire the commercial organization to support the launch of aripiprazole lauroxil, focusing on articulating our key values and the principles supporting them throughout the hiring process.

We began to implement our consideration of the four foundational pillars framework, considering the impact of science, economics, policy and people affected across each of our later-stage development programs.

We began implementation of an integrated site plan across our manufacturing operations, to prepare to supply commercial quantities of a range of new products.
Manufacture commercial products and clinical trial material to meet our goals of quality, reliability and efficiency

We operated effectively and efficiently three good manufacturing practice sites in two countries, producing over 20 different commercial products.

We met and exceeded our budget plan, providing hundreds of millions of doses of product during 2014.

We carried out multiple regulatory agency inspections and partner audits during 2014, all without any critical observations.
In connection with the conduct of our clinical development programs, we supplied clinical trial sites within and outside the U.S. with on-time supply of clinical product.
Manage relationships with key business partners and evaluate new business opportunities to drive long-term growth and enhance shareholder value

We collaborated with our partner, Acorda Therapeutics, Inc., to ensure alignment on activities and communications related to AMPYRA®/FAMPYRA®, including development and manufacture of AMPYRA/FAMPYRA, intellectual property protection and communications related to AMPYRA and FAMPYRA.

We continued our close collaboration with Ortho-McNeil-Janssen Pharmaceuticals, Inc. and Janssen Pharmaceutica International, a division of Cilag International AG, regarding RISPERDAL® CONSTA® and INVEGA® SUSTENNA® development, manufacture and intellectual property protection.

Respond to changing business conditions

In January 2014, we took advantage of favorable market conditions and sold approximately 5.9 million ordinary shares, through a registered direct offering, to Invesco Perpetual Income Fund and the Invesco Perpetual High Income Fund, for gross proceeds of $250.0 million.

Corporate Objectives	Accomplishments

During the second quarter, we sold our equity investment in Acceleron Pharma, Inc., resulting in a realized gain of $15.3 million. In addition, we sold certain land, buildings and equipment at our Athlone, Ireland facility resulting in a realized gain of $12.2 million.

In October 2014, Civitas Therapeutics, Inc. was acquired by Acorda Therapeutics, Inc. for approximately $525.0 million. As a result of this transaction, we recorded a realized gain of $29.6 million related to the sale of our approximate 6% interest in Civitas and a further gain of $29.6 million related to the sale of certain of our pulmonary manufacturing equipment to Acorda.

        The Committee does not apply a formula or assign these performance objectives relative weights. Rather, it makes a subjective determination after considering such measures individually and in the aggregate.

Individual Performance

        In establishing compensation levels, the Committee also evaluates each executive officer's individual performance using certain subjective criteria, including an evaluation of each executive officer's contribution to achievement of the corporate objectives and to overall corporate performance. In establishing compensation for executive officers other than Mr. Pops, the Committee reviewed in detail the recommendations of Mr. Pops. With respect to Mr. Pops, the Committee meets to evaluate his performance against the corporate objectives of our Company.

Use of Compensation Consultant

        Another factor considered by the Committee in determining executive compensation is the high demand for well-qualified personnel. Given such demand, the Committee strives to maintain compensation levels that are competitive with the compensation of other executives in the industry. To that end, the Committee retained the services of Radford, an AON Hewitt Company ("Radford"), as its independent compensation consultant. The Committee engaged Radford to review market data and various incentive programs and to provide assistance in establishing our cash and equity-based compensation targets and awards based, in large part, upon a peer group identification and assessment that it was retained to conduct and an analysis of the retention value of equity awards. Radford took direction from, and provided reports to, our Vice President of Human Resources and our Director of Compensation and Performance Systems, who acted on behalf of, and at the direction of, the Committee. Radford did not provide us with any services other than the services requested by the Committee. The Committee considered whether the work of Radford as compensation consultant has caused any conflict of interest and concluded that there was no conflict.

        In September 2013, prior to the beginning of the 2014 Fiscal Year, Radford proposed, and the Committee approved, the companies that comprised our pharmaceutical peer group based on an analysis of market capitalization, projected revenue and employee headcount. The seventeen companies that comprised our pharmaceutical peer group as of September 2013 were: Acorda Therapeutics, Inc.; Alexion Pharmaceuticals, Inc.; Auxilium Pharmaceuticals, Inc.; BioMarin Pharmaceutical Inc.; Cubist Pharmaceuticals, Inc.; Incyte Corporation; Jazz Pharmaceuticals plc; Medivation, Inc.; Onyx Pharmaceuticals Inc.; Questcor Pharmaceuticals, Inc.; Salix Pharmaceuticals Ltd.; Seattle Genetics, Inc.; The Medicines Company; Theravance, Inc.; United Therapeutics Corporation; Vertex Pharmaceuticals Incorporated; and ViroPharma Incorporated. This peer group was used to assist in setting the performance pay targets and performance pay ranges for the executives for the 2014 Fiscal Year. In September 2014, based on the recommendation of Radford, the Committee removed Onyx

Pharmaceuticals and ViroPharma Incorporated from its peer group, as each had been acquired in the intervening period and Theravance, Inc., as it no longer met the peer group selection criteria. Also at that time, and based on Radford's recommendation, the Committee approved the addition of Endo International plc, NPS Pharmaceuticals, Inc. and Pacira Pharmaceuticals, Inc. based on an analysis of market capitalization, projected revenue and employee headcount. Radford used this revised peer group to prepare the executive compensation review used by the Committee to conduct the salary review for our executives at the end of the 2014 Fiscal Year and to determine performance pay and equity grants for our executive officers for performance during the 2014 Fiscal Year. The Committee also used this executive compensation review to assist it in setting performance-pay targets and performance-pay ranges for our executives for fiscal year 2015.

        In each of its analyses, Radford also reviewed, and provided to the Committee, data from a survey group of companies, which reflected a broader group of public biopharmaceutical companies within a relevant revenue range. Data are collected from public SEC filings of the peer group companies and the Radford Global Life Sciences Survey. Radford applies a proprietary methodology to the data to construct a benchmark for compensation comparison purposes.

        The peer group analyses enable the Committee to compare our executive compensation program as a whole and also the pay of individual executives if the jobs are sufficiently similar to make the comparison meaningful. The Committee seeks to ensure that our executive compensation program is competitive. The Committee targets the 50th percentile for all elements of pay, with the opportunity to increase or decrease the variable elements of pay from the 50th percentile based upon performance. However, as mentioned elsewhere in our compensation discussion and analysis, the comparative data provided by the Committee's compensation consultant is only one of many factors that the Committee takes into consideration in determining executive and individual compensation programs. The Committee, in its sole authority, has the right to hire or terminate outside compensation consultants.

Executive Officer Compensation Determination

Base Salary

        In February 2015, the Committee reviewed base salaries of all of our executive officers. In determining base salary adjustments for such executive officers, the Committee considered a number of factors, such as cost-of-living indices, market data for comparable companies, achievement of the 2014 Fiscal Year corporate objectives, the Committee's competitive positioning philosophy and, for those executive officers other than Mr. Pops, the recommendations of Mr. Pops. The Committee specifically considered the successful completion of the phase 3 clinical trial of aripiprazole lauroxil and submission of the NDA for that product in advance of expectations and the successful execution of the development plans for pipeline products during the course of the 2014 Fiscal Year, including ALKS 5461, ALKS 3831 and ALKS 8700, in each case while exceeding our non-GAAP net income guidance. Based on this review, the Committee increased the base salary of each of Messrs. Pops, Frates and Cooke by approximately 3% and Dr. Ehrich and Ms. Biberstein by approximately 10%. The new base salaries determined by the Committee in February 2015 for Messrs. Pops, Frates and Cooke, Ms. Biberstein and Dr. Ehrich were therefore $882,710, $484,100, €490,432, $506,682 and $517,000, respectively.

Cash Performance Pay

        In February 2015, the Committee reviewed our Company's performance against the 2014 Fiscal Year corporate objectives, the performance of each executive officer against such corporate objectives, and the target cash performance pay and cash performance pay range set by the Committee for each executive officer. The Committee specifically considered the successful completion of the phase 3 clinical trial of aripiprazole lauroxil and submission of the NDA for that product in advance of expectations and the successful execution of the development plans for pipeline products during the course of the 2014 Fiscal Year, including ALKS 5461, ALKS 3831 and ALKS 8700, in each case while exceeding our non-GAAP net income guidance. The Committee determined that the cash performance pay for Mr. Pops for the 2014 Fiscal Year should be equal to $1,714,000, which is equal to 200% of his base salary. The cash performance pay for Mr. Pops was determined based on the Committee's assessment of the Company's and Mr. Pops' performance against the corporate objectives, the successful advancement of our proprietary product pipeline, the achievement of our financial objectives and the significant positive one year, three year and five year Company share price appreciation. In setting Mr. Pops' cash performance pay, the Committee also discussed data from Radford regarding cash performance pay for chief executive officers of our peer group companies.

        Also, in February 2015, Mr. Pops presented to the Committee a performance evaluation of each of the other named executive officers, including an assessment of the contribution of each such named executive officer to the achievement of our corporate objectives, and his recommendations for cash performance pay amounts based on such evaluation. Based upon the achievement of our corporate objectives, the role played by each such named executive officer in achieving those objectives, the individual performance recommendations of Mr. Pops, and the target cash performance pay and cash performance pay ranges set by the Committee, the Committee determined and awarded cash performance pay for the 2014 Fiscal Year in an amount equal to, for Messrs. Frates and Cooke, Ms. Biberstein and Dr. Ehrich, of 80%, 135%, 100% and 100%, respectively, of their current base salaries.

        All such amounts for our named executive officers are set forth in the Summary Compensation Table below.

Equity Incentives—Stock Options, Restricted Stock Awards and Restricted Stock Unit Awards

        In February 2015, after the close of the 2014 Fiscal Year, the Committee awarded equity grants for 2014 Fiscal Year performance. In determining the grant of equity to Mr. Pops, the Committee took into consideration comparable peer group data provided by Radford, the dollar value of equity awards, as determined using the Black-Scholes option pricing model and market prices for restricted stock unit awards, the similarly determined dollar value of previous equity awards, the overall equity position of Mr. Pops, the retention value of his overall equity position, the performance of the Company against corporate objectives, and the performance of Mr. Pops against the corporate objectives, including the successful completion of the phase 3 clinical trial of aripiprazole lauroxil and submission of the NDA for that product in advance of expectations and the successful execution of the development plans for pipeline products during the course of the 2014 Fiscal Year, including ALKS 5461, ALKS 3831 and ALKS 8700, in each case while exceeding our non-GAAP net income guidance.

        Based upon these factors, the Committee awarded Mr. Pops a stock option grant of 200,000 ordinary shares and a time-vesting restricted stock unit award of 40,000 ordinary shares. The stock options and time-vesting restricted stock unit awards vest in four equal annual installments commencing on the one-year anniversary of the grant date, subject to early vesting in certain instances described below in "—Potential Payments upon Termination or Change in Control ."

        The following table sets forth equity incentive awards earned by Mr. Pops based on his performance and the performance of our Company during the 2014 Fiscal Year and the period from

April 1, 2013 to December 31, 2013 (which is the nine month Transition Period resulting from the change in our fiscal year during 2013 from a March 31 fiscal year end to a calendar fiscal year).

	For 2014 Fiscal Year Performance (January 1, 2014 - December 31, 2014)	For Transition Period Performance (April 1, 2013 to December 31, 2013)
Richard F. Pops	Stock option grant of 200,000 ordinary shares, granted on February 26, 2015	Stock option grant of 230,000 ordinary shares, granted on March 3, 2014
	Time-vesting restricted stock unit award of 40,000 ordinary shares, granted on February 26, 2015	Time-vesting restricted stock unit award of 52,000 ordinary shares, granted on March 3, 2014

        In 2015, after the close of the 2014 Fiscal Year, the Committee awarded equity grants to all other executive officers for performance during such period. The Committee considered the comparable peer group data provided by Radford, the dollar value of equity awards as determined using the Black-Scholes option pricing model and market prices for restricted stock awards, the similarly determined dollar value of previous equity awards, the performance of our Company against corporate objectives as described above, the overall equity position of each of the executives, the retention value of that equity position, the recommendations of Mr. Pops based on his assessment of each individual's performance against corporate objectives and the criticality of that employee to the success of the Company and the continuity of key Company programs or functions. Based upon these factors, the Committee awarded the following equity grants to each of Messrs. Frates and Cooke, Ms. Biberstein and Dr. Ehrich: a stock option grant of 44,000, 73,500, 62,500 and 62,500 ordinary shares, respectively, and a time-vesting restricted stock unit award of 10,500, 17,700, 15,000 and 15,000 ordinary shares, respectively. Each of the stock option grants and time-vesting restricted stock unit awards vests in four equal annual installments commencing on the one-year anniversary of the grant date, subject to early vesting in certain instances such as death or permanent disability and other instances as described in "Equity Incentives—Stock Options, Restricted Stock Awards and Restricted Stock Unit Awards. "

Performance-Based Restricted Stock Unit Awards

        After the end of the Transition Period, the Committee considered the substantial development challenges of advancing our proprietary product pipeline, and in March 2014, the Committee, considering the potential beneficial impact on shareholder return of a specific performance-based incentive award, granted to all employees of the Company, including the executive officers, a performance-vesting restricted stock unit award tied to key milestones in the Company's clinical-stage pipeline, including the advancement to approval of aripiprazole lauroxil and the continued successful development of ALKS 5461. We believe this award has been effective in aligning and motivating our employees to accomplish these key milestones.

Stock Ownership Guidelines

        Our Board members and executive officers (consisting of those who are required to file reports under Section 16(a) of the Exchange Act) are subject to stock ownership guidelines. The guidelines are designed to align the interests of our Board members and executive officers with those of our shareholders by ensuring that our Board members and executive officers have a meaningful financial stake in our long-term success. The guidelines establish minimum ownership levels by position as set forth below. Our stock ownership guidelines were amended by the Board in December 2013 and February 2014 to increase the ownership requirements, effective immediately, for our current Chief Executive Officer to six times his base salary, and to increase the ownership requirements for our Board members, effective beginning April 1, 2019, to three times his or her annual Board member retainer.

        As noted above, the stock ownership guidelines are immediately effective for our Chief Executive Officer. The first annual measurement date to determine compliance with the ownership levels specified in the guidelines for Board members and executive officers (other than our Chief Executive Officer) who were members of the Board of Alkermes, Inc. or employed by Alkermes, Inc. as of April 1, 2010, is April 1, 2015. For Mr. Cooke, who became an executive officer after April 1, 2010, and for any Board member or executive officer appointed by the Company or its affiliates after April 1, 2010, these stock ownership guidelines become effective beginning on the April 1 that is five full years after his or her appointment as a Board member or executive officer.

Position	Value of Equity
Chief Executive Officer	6.0 times base salary
Board Members	$100,000 until April 1, 2019 3.0 times annual Board retainer, commencing on or after April 1, 2019
Other Executive Officers	1.0 times base salary

        All shares directly or beneficially owned by the director or executive officer as of the annual measurement dates mentioned above, including the amount by which the market value, on the measurement date of any vested stock option exceeds the strike price of such option, are included for purposes of determining the value of shares owned under our stock ownership guidelines.

        Mr. Pops has satisfied the applicable stock ownership guidelines, in its current and previous forms, each year since it was adopted by the Board. As of the April 1, 2015 measurement date, all directors owned (according to our stock ownership guidelines above) at least three times their annual Board retainer, and all executive officers for whom the guidelines are in effect owned (according to our stock ownership guidelines above) at least one times their base salary.

Insider Trading Policy Prohibitions and Hedging Policy

        Our Company maintains an Insider Trading Policy that prohibits our officers, directors, employees (including temporary and contract employees) and independent contractors from, among other things, engaging in speculative transactions in our securities, including by way of the purchase or sale of "put" or "call" options or other derivative securities directly linked to our equity; short sales of our equity; the use of our equity as a pledge or as collateral in a margin account; and trading in straddles, equity swaps, or other hedging transactions directly linked to our equity, even if such persons do not possess material, nonpublic information.

Perquisites

        Our President receives a car allowance. The Committee periodically reviews perquisites to assure that they are appropriate in light of our total compensation program and market practice.

Retirement Benefits

        The terms of our 401(k) Savings Plan ("401k Plan") provide for broad-based participation by our executive officers and employees resident in the United States. Under the 401k Plan, all of our employees are eligible to receive matching contributions from us. Our matching contribution for the 401k Plan for the 2014 Fiscal Year was as follows: dollar for dollar on each participant's eligible compensation up to a maximum of 5% of such compensation, subject to applicable federal limits.

        Mr. Cooke, who is resident in Ireland, participates in a private pension plan to which we contributed an amount equal to 24.45% of his basic payroll salary, paid quarterly, during the 2014 Fiscal Year. Beginning in 2015, the Company no longer contributes to Mr. Cooke's private pension plan.

Other Benefits

        Executive officers are eligible to participate in our employee benefit plans on the same terms as all other employees. These plans include medical, dental and life insurance. We may also provide relocation expense reimbursement, which is negotiated on an individual basis with executive officers in a manner consistent with our internal guidelines. The executive officers are entitled to certain benefits upon death or disability available to all of our employees. Under our flexible benefits program, all of our eligible employees, including the named executive officers, have the ability to purchase long-term disability coverage that will pay up to 60% of base monthly salary, up to $20,000 per month, during disability. Also, under our flexible benefits program, we provide life insurance coverage for all of our eligible employees, including the named executive officers, equal to two times base salary, with a maximum of $500,000 in coverage paid by us. In addition, executive officers are eligible to receive severance benefits in connection with a termination or a change in control as set forth in each of their employment contracts and described more fully below.

Post Termination Compensation and Benefits

        We have a program in place under which our executive officers receive severance benefits if they are terminated without cause or if they terminate their employment for "good reason" (e.g., a material diminution in his or her responsibilities, authority, powers, functions, duties or compensation or a material change in the geographic location at which he or she must perform his or her employment), and thereafter sign a general release of claims. Additionally, named executive officers receive severance benefits if, within a period of time following a corporate transaction or a change in control, they are terminated without cause or they terminate for "good reason." The terms of these arrangements and the amounts payable under them are described in more detail below under "—Potential Payments Upon Termination or Change in Control." We provide these arrangements because we believe that, in a competitive market for talent some severance arrangements are necessary to attract and retain high quality executives. In addition, the change in control benefit allows the executives to maintain their focus on our business during a period when they otherwise might be distracted.

Tax Deductibility of Compensation

        In general, under Section 162(m) of the Code, we cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to our named executive officers. This deduction limitation does not apply, however, to certain "performance-based compensation" (within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder), which the Committee determined, pursuant to the guidance of its third party advisers, includes the performance-vesting restricted stock unit awards granted by the Committee in March 2014.

        Management regularly reviews the provisions of our plans and programs, monitors legal developments and works with the Committee to preserve Section 162(m) tax deductibility of compensation payments. Changes to preserve tax-deductibility are adopted to the extent reasonably practicable, consistent with our compensation policies and as determined to be in our best interests and the best interests of our shareholders. However, the Committee reserves the right to grant compensation not deductible under Section 162(m) in appropriate circumstances.

Summary Compensation Table

        The following table presents and summarizes the compensation paid to, or earned by, our named executive officers for the 2014 Fiscal Year, the Transition Period and the fiscal year ended March 31, 2013:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)(2)	(f)(3)	(g)(4)	(h)	(i)(5)	(j)
Richard F. Pops	FY14	854,716	—	2,452,320	5,414,344	1,714,000	—	13,000	10,448,380
Chairman and Chief	TP*	618,564	—	1,854,600	4,980,000	1,236,000	—	7,489	8,696,653
Executive Officer(1)	FY13	810,154	—	537,875	3,627,000	1,600,000	—	12,750	6,587,779
James M. Frates	FY14	468,727	—	530,550	1,177,031	376,000	—	13,088	2,565,395
Senior Vice President and	TP*	339,051	—	337,200	1,162,000	250,000	—	6,881	2,095,132
Chief Financial Officer(1)	FY13	444,066	—	248,250	806,000	320,000	—	12,875	1,831,191
Shane Cooke	FY14	630,583	—	990,360	2,118,656	721,222	—	186,145	4,646,966
President(1)	TP*	456,828	—	775,560	1,909,000	635,071	—	135,641	3,912,100
	FY13	579,916	—	372,375	1,289,600	750,000		172,689	3,164,580
Elliot W. Ehrich	FY14	468,120	—	707,400	1,530,141	470,000	—	13,100	3,188,761
Executive Vice President,	TP*	332,479	—	505,800	1,328,000	315,600	—	6,788	2,488,667
Research and Development	FY13	435,458	—	297,900	971,230	400,000	—	12,750	2,117,338
and Chief Medical Officer
Kathryn L. Biberstein	FY14	459,389	—	660,240	1,447,748	460,620	—	13,000	3,040,998
Senior Vice President, Chief	TP*	332,479	—	505,800	1,328,000	315,600	—	6,838	2,488,717
Legal Officer, and Chief	FY13	435,458	—	297,900	967,200	400,000	—	12,750	2,113,308
Compliance Officer(1)

*
Represents the Transition Period.

Notes to Summary Compensation Table

(1)
On September 16, 2011, Mr. Pops was appointed Chairman and Chief Executive Officer of the Company, Mr. Frates was appointed Senior Vice President and Chief Financial Officer of the Company, Mr. Cooke was appointed President of the Company, and Ms. Biberstein was appointed Secretary of the Company.

(2)
The amounts in column (e) reflect the aggregate grant date fair value of stock awards granted during the 2014 Fiscal Year, the Transition Period and the fiscal year ended March 31, 2013, respectively, in accordance with U.S. GAAP. The weighted average grant date fair value of stock awards granted during these periods are included in footnote 14 "Share-Based Compensation" to our consolidated financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the SEC on February 24, 2015.

(3)
The amounts in column (f) reflect the aggregate grant date fair value of option awards granted during the 2014 Fiscal Year, the Transition Period and the fiscal year ended March 31, 2013, respectively, in accordance with U.S. GAAP. Assumptions used in the calculation of the fair value of option awards granted by us during these periods are included in footnote 2 "Summary of Significant Accounting Policies" to our to our consolidated financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the SEC on February 24, 2015.

(4)
The amounts in column (g) reflect the cash awards paid to the named executive officers for services performed during the 2014 Fiscal Year, the Transition Period and the fiscal year ended March 31, 2013, pursuant to the 2014 Performance Plan, the Amended and Restated Fiscal December 2013 Alkermes plc Affiliated Company Reporting Officer Performance Pay Plan and the Fiscal 2013 Alkermes plc Affiliated Company Reporting Officer Performance Pay Plan. Mr. Cooke is compensated in euro. For purposes of this disclosure, we have converted the euro payments to U.S. Dollars based on the exchange rate on February 27, 2015, which is the date this amount was paid to Mr. Cooke.

(5)
The amounts for column (i) reflect our match on contributions made by the named executive officers to our 401k Plan. In addition, column (i) for Mr. Frates includes amounts paid under our wellness incentive plan for the 2014 Fiscal Year, the Transition Period and the year ended March 31, 2013. Column (i) for Dr. Ehrich also includes amounts paid under our wellness incentive plan for the 2014 Fiscal Year. Column (i) for Ms. Biberstein also includes amounts paid under our wellness incentive plan for the Transition Period. Column (i) for Mr. Cooke for the 2014 Fiscal Year, the Transition Period and the year ended March 31, 2013 includes (a) €24,000, €18,000 and €24,000 (equivalent to $31,886, $23,947 and $30,914), respectively, paid by the Company towards his car allowance and (b) €116,045, €83,955 and €110,065 (equivalent to $154,259, $111,694 and $141,775), respectively, contributed by the Company to a private pension plan in which Mr. Cooke participates. Mr. Cooke is compensated in euro. For the purposes of this disclosure, we have converted euro payments to U.S. Dollars based on the prevailing exchange rate during the time period over which the payments were made.

Grants of Plan-Based Awards—for the 2014 Fiscal Year

        The following table presents information on all grants of plan-based awards made in the 2014 Fiscal Year to our named executive officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Units (#)	All Other Option Awards: Number of Securities Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)*	(c)(1)	(d)(1)	(e)(1)	(f)	(g)	(h)	(i)(2)	(j)(3)		(k)	(l)(4)
Richard F. Pops	3/3/2014	—	—	—	—	—	—	92,000	—	—	—	2,452,320
	3/3/2014	—	—	—	—	—	—	—	230,000	—	47.16	5,414,344
	N/A	—	857,000	1,714,000	—	—	—	—	—	—	—	—
James M. Frates	3/3/2014	—	—	—	—	—	—	21,250	—	—	—	530,550
	3/3/2014	—	—	—	—	—	—	—	50,000	—	47.16	1,177,031
	N/A	—	235,000	470,000	—	—	—	—	—	—	—	—
Shane Cooke	3/3/2014	—	—	—	—	—	—	36,000	—		—	990,360
	3/3/2014	—	—	—	—	—	—	—	90,000		47.16	2,118,656
	N/A	—	432,461	864,923	—	—	—	—	—		—	—
Elliot W. Ehrich	3/3/2014	—	—	—	—	—	—	25,000	—	—	—	707,400
	3/3/2014	—	—	—	—	—	—	—	65,000	—	47.16	1,530,141
	N/A	—	235,000	470,000	—	—	—	—	—	—	—	—
Kathryn L. Biberstein	3/3/2014	—	—	—	—	—	—	24,000	—	—	—	660,240
	3/3/2014	—	—	—	—	—	—	—	61,500	—	47.16	1,447,748
	N/A	—	230,310	460,620	—	—	—	—	—	—	—	—

Notes to Grants of Plan-Based Awards Table

*
On March 3, 2014, we awarded stock options and restricted stock unit awards for performance during the Transition Period to Messrs. Pops, Frates and Cooke, Dr. Ehrich and Ms. Biberstein. This Grants of Plan-Based Awards table does not include those stock options and restricted stock unit awards which were granted on February 26, 2015 for performance by grantees during the 2014 Fiscal Year. Such equity grants were as follows: Mr. Pops, 200,000 stock options and 40,000 time-vesting restricted stock unit awards, and Messrs. Frates and Cooke, Dr. Ehrich and Ms. Biberstein 44,000, 73,500, 62,500 and 62,500 stock options, respectively, and 10,500, 17,700, 15,000, and 15,000 time-vesting restricted stock unit awards, respectively. The February 26, 2015 stock option grants were each made at an exercise price of $71.23.

(1)
Represents the target cash performance pay range under the 2014 Performance Plan for performance pay awards that may be earned by named executive officers during the performance period January 1, 2014 to December 31, 2014. The target cash performance pay range for Mr. Pops is 0% to 200% of base salary and for Mr. Cooke is 0% to 150% of base salary, with a target cash performance pay of 100% and 75% of base salary in effect at the time of award, respectively. The target cash performance pay range for each of Mr. Frates, Dr. Ehrich and Ms. Biberstein is 0% to 100% of base salary with a target cash performance pay of 50% of base salary in effect at the time of award. See "Compensation Discussion and Analysis—Compensation Program Elements—Cash Incentive Bonus" for a detailed discussion of the 2014 Performance Plan and the Summary Compensation Table above for the actual cash performance pay amounts earned during the 2014 Fiscal Year.

(2)
Represents stock awards granted under the 2011 Plan during the 2014 Fiscal Year. For Messrs. Pops, Frates and Cooke, Dr. Ehrich and Ms. Biberstein, 52,000, 11,250, 21,000, 15,000 and 14,000, respectively, of the stock awards are time-vesting restricted stock unit awards that vest in four equal annual installments commencing on the first anniversary of the grant date. In addition, Messrs. Pops, Frates and Cooke, Dr. Ehrich and Ms. Biberstein each received 40,000, 10,000, 15,000, 10,000 and 10,000 performance-vesting restricted stock unit awards during the 2014 Fiscal Year subject to vesting upon the achievement of future development milestones.

(3)
Represents stock options granted under the 2011 Plan during the 2014 Fiscal Year which vest in four equal installments commencing on the first anniversary of the grant date. Certain of the stock options qualify as incentive stock options under Section 422 of the Code.

(4)
Represents the estimated grant date fair value of stock options and restricted stock unit awards granted to the named executive officers during the 2014 Fiscal Year, calculated using valuation techniques compliant with U.S. GAAP. Assumptions used in the calculation of the fair value of option awards granted by us during the 2014 Fiscal Year are included in footnote 2, "Summary of Significant Accounting Policies" to our consolidated financial statements for the 2014 Fiscal Year included in our Annual Report filed with the SEC on February 24, 2015. There can be no assurance that the stock options will be exercised (if not exercised, no value will be realized by the optionee) or the value realized upon exercise will equal the grant date fair value.

Outstanding Equity Awards

        The following table presents the equity awards we have made to each of the named executive officers that were outstanding as of December 31, 2014:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)(1)	(c)	(d)	(e)	(f)(2)	(g)		(h)(9)	(i)	(j)
Richard F. Pops	—	—	—	—	—	8,125	(3)	475,800	—	—
	—	—	—	—	—	16,250	(5)	951,600	—	—
	—	—	—	—	—	41,250	(6)	2,415,600	—	—
	—	—	—	—	—	52,000	(7)	3,045,120	—	—
						40,000	(8)	2,342,400	—	—
	187,500	—	—	18.60	12/9/2015	—		—	—	—
	93,750	—	—	20.79	5/2/2016	—		—	—	—
	120,000	—	—	14.38	12/12/2016	—		—	—	—
	100,000	—	—	15.95	6/1/2017	—		—	—	—
	50,000	—	—	14.13	11/5/2017	—		—	—	—
	170,000	—	—	12.29	5/27/2018	—		—	—	—
	220,000	—	—	8.55	5/26/2019	—		—	—	—
	500,000	—	—	9.21	11/18/2019	—		—	—	—
	325,000	—	—	11.74	5/17/2020	—		—	—	—
	300,000	100,000	—	18.105	5/20/2021	—		—	—	—
	225,000	225,000	—	16.55	5/21/2022	—		—	—	—
	75,000	225,000	—	33.72	5/28/2023	—		—	—	—
	—	230,000	—	47.16	3/3/2024	—		—	—	—
James M. Frates	—	—	—	—	—	3,750	(3)	219,600	—	—
	—	—	—	—	—	7,500	(5)	439,200	—	—
	—	—	—	—	—	7,500	(6)	439,200	—	—
	—	—	—	—	—	11,250	(7)	658,800	—	—
	—	—	—	—	—	10,000	(8)	585,600	—	—
	23,315	—	—	20.79	5/2/2016	—		—	—	—
	40,000	—	—	14.38	12/12/2016	—		—	—	—
	23,731	—	—	15.95	6/1/2017	—		—	—	—
	15,000	—	—	14.13	11/5/2017	—		—	—	—
	41,864	—	—	12.29	5/27/2018	—		—	—	—
	40,000	—	—	9.21	11/18/2019	—		—	—	—
	111,983	—	—	11.74	5/17/2020	—		—	—	—
	75,000	25,000	—	18.105	5/20/2021	—		—	—	—
	50,000	50,000	—	16.55	5/21/2022	—		—	—	—
	17,500	52,500	—	33.72	5/28/2023	—		—	—	—
	—	50,000	—	47.16	3/3/2024	—		—	—	—
Shane Cooke	—	—	—	—	—	12,500	(4)	732,000	—	—
	—	—	—	—	—	11,250	(5)	658,800	—	—
	—	—	—	—	—	17,250	(6)	1,010,160	—	—
	—	—	—	—	—	21,000	(7)	1,229,760	—	—
	—	—	—	—	—	15,000	(8)	878,400	—	—
	262,500	87,500	—	14.60	10/5/2021	—		—	—	—
	80,000	80,000	—	16.55	5/21/2022	—		—	—	—
	28,750	86,250	—	33.72	5/28/2023	—		—	—	—
	—	90,000	—	47.16	3/3/2024	—		—	—	—

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)(1)	(c)	(d)	(e)	(f)(2)	(g)		(h)(9)	(i)	(j)
Elliot W. Ehrich	—	—	—	—	—	3,750	(3)	219,600	—	—
	—	—	—	—	—	9,000	(5)	527,040	—	—
	—	—	—	—	—	11,250	(6)	658,800	—	—
	—	—	—	—	—	15,000	(7)	878,400	—	—
	—	—	—	—	—	10,000	(8)	585,600	—	—
	375	—	—	18.60	12/9/2015	—		—	—	—
	2,687	—	—	20.79	5/2/2016	—		—	—	—
	11,698	—	—	8.55	5/26/2019	—		—	—	—
	8,517	—	—	11.74	5/17/2020	—		—	—	—
	75,000	25,000	—	18.105	5/20/2021	—		—	—	—
	60,250	60,250	—	16.55	5/21/2022	—		—	—	—
	20,000	60,000	—	33.72	5/28/2023	—		—	—	—
	—	65,000	—	47.16	3/3/2024	—		—	—	—
Kathryn L. Biberstein	—	—	—	—	—	3,750	(3)	219,600	—	—
	—	—	—	—	—	9,000	(5)	527,040	—	—
	—	—	—	—	—	11,250	(6)	658,800	—	—
	—	—	—	—	—	14,000	(7)	819,840	—	—
	—	—	—	—	—	10,000	(8)	585,600	—	—
	33,750	—	—	18.60	12/9/2015	—		—	—	—
	16,875	—	—	20.79	5/2/2016	—		—	—	—
	30,000	—	—	14.38	12/12/2016	—		—	—	—
	20,000	—	—	15.95	6/1/2017	—		—	—	—
	15,000	—	—	14.13	11/5/2017	—		—	—	—
	45,000	—	—	12.29	5/27/2018	—		—	—	—
	53,304	—	—	8.55	5/26/2019	—		—	—	—
	30,000	—	—	9.21	11/18/2019	—		—	—	—
	86,500	—	—	11.74	5/17/2020	—		—	—	—
	75,000	25,000	—	18.105	5/20/2021	—		—	—	—
	60,000	60,000	—	16.55	5/21/2022	—		—	—	—
	20,000	60,000	—	33.72	5/28/2023	—		—	—	—
	—	61,500	—	47.16	3/3/2024	—		—	—	—

Notes to Outstanding Equity Awards Table

(1)
Grant date of all stock options is ten years prior to the option expiration date (Column (f)). All stock options vest ratably in 25% increments on the first four anniversaries of the grant date.

(2)
Stock options expire ten years from the grant date.

(3)
Restricted stock unit awards granted on May 20, 2011 under the 2008 Plan. The restricted stock unit awards vest in equal amounts on the first, second, third and fourth anniversaries of the grant date and are issued on the vesting date. No dividend equivalents are paid on restricted stock unit awards. In the event of the individual's employment or any other relationship with us is terminated for any reason, except in the event of death or permanent disability, restricted stock unit awards are forfeited on the date of termination.

(4)
Restricted stock unit awards granted on October 5, 2011 under the 2008 Plan. The restricted stock unit awards vest in equal amounts on the first, second, third and fourth anniversaries of the grant date and are issued on the vesting date. No dividend equivalents are paid on restricted stock unit awards. In the event of the individual's employment or any other relationship with us is terminated for any reason, except in the event of death or permanent disability, restricted stock unit awards are forfeited on the date of termination.

(5)
Restricted stock unit awards granted on May 21, 2012 under the 2011 Plan. The restricted stock unit awards vest in equal amounts on the first, second, third and fourth anniversaries of the grant date and are issued on the vesting date. No dividend equivalents are paid on restricted stock unit awards. In the event of the individual's employment or any other relationship with us is terminated for any reason, except in the event of death or permanent disability, restricted stock unit awards are forfeited on the date of termination.

(6)
Restricted stock unit awards granted on May 28, 2013 under the 2011 Plan. The restricted stock unit awards vest in equal amounts on the first, second, third and fourth anniversaries of the grant date and are issued on the vesting date. No dividend equivalents are paid on restricted stock unit awards. In the event of the individual's employment or any other relationship with us is terminated for any reason, except in the event of death or permanent disability, restricted stock unit awards are forfeited on the date of termination.

(7)
Restricted stock unit awards granted on March 3, 2014 under the 2011 Plan. The restricted stock unit awards vest in equal amounts on the first, second, third and fourth anniversaries of the grant date and are issued on the vesting date. No dividend equivalents are paid on restricted stock unit awards. In the event of the individual's employment or any other relationship with us is terminated for any reason, except in the event of death or permanent disability, restricted stock unit awards are forfeited on the date of termination.

(8)
Performance-vesting restricted stock unit awards granted on March 3, 2014 under the 2011 Plan. 50% of the performance-vesting restricted stock unit awards vest upon the achievement of certain future development milestones and the remaining 50% of the performance-vesting restricted stock unit awards vest on the one-year anniversary of the achievement of the future development milestone. No dividend equivalents are paid on performance-vesting restricted stock unit awards. In the event of the individual's employment or any other relationship with us is terminated for any reason before the achievement of such development milestones, restricted stock unit awards are forfeited on the date of termination. In the event the individual's employment or any other relationship with us is terminated for any reason, except in the event of death or permanent disability, after the achievement of such development milestones but before the one-year anniversary of such achievement, the remaining restricted stock unit awards are forfeited on the date of termination.

(9)
Market value is based on the closing price of our ordinary shares on December 31, 2014 as reported by NASDAQ, which was $58.56.

Option Exercises and Stock Vested—for the 2014 Fiscal Year

        The following table presents information regarding option exercises and vesting of restricted stock unit awards for each named executive officer during the 2014 Fiscal Year:

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Richard F. Pops	500,000	17,602,025	38,125	1,701,831
James M. Frates	242,978	8,512,597	14,350	635,692
Shane Cooke	—	—	23,875	1,038,205
Elliot W. Ehrich	104,650	3,541,787	16,175	718,598
Kathryn L. Biberstein	79,004	3,099,365	15,125	672,829

Pension Benefits—for the 2014 Fiscal Year

        None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation—for the 2014 Fiscal Year

        None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans maintained by us.

Potential Payments upon Termination or Change in Control

        If, during the term of the executive officer's employment agreement with us, we terminate such executive officer's employment without cause or such executive officer terminates his or her employment for "good reason" (e.g., a material diminution in his responsibilities, authority, powers, functions, duties or compensation or a material change in the geographic location at which he or she must perform his or her employment) and such executive officer thereafter signs a general release of claims, we will provide severance, as follows: to Mr. Pops, over a twenty-four-month period, we will pay an amount equal to two times the sum of (i) his current base salary, plus (ii) the average of his annual cash incentive compensation received for the two immediately preceding fiscal years (provided that the Committee has determined that an annualized cash incentive compensation amount should be used in such calculation for the Transition Period), and will provide for continued participation in our health benefit plans during such twenty-four-month period; to Mr. Cooke, over an eighteen month period, we will pay an amount equal to one and one-half times the sum of (i) his current base salary, plus (ii) the average of his annual cash incentive compensation received for the two immediately preceding fiscal years (provided that the Committee has determined that an annualized cash incentive compensation amount should be used in such calculation for the Transition Period); and to Mr. Frates, Ms. Biberstein and Dr. Ehrich, over a twelve-month period, we will pay an amount equal to the sum of (i) his or her current base salary plus (ii) the average of his or her annual cash incentive compensation received for the two immediately preceding fiscal years (provided that the Committee has determined that an annualized cash incentive compensation amount should be used in such calculation for the Transition Period), and will provide for continued participation in our health benefit plans during such twelve month period.

        Under the employment agreements with our executive officers, in the event of a change in control, each executive officer would be entitled to continue his or her employment with us for a period of two years following the change in control. If, during this two-year period, the employment of such executive officer is terminated without cause or if such executive officer terminates his or her employment for "good reason," such executive officer shall be paid a pro rata amount of his or her annual cash incentive compensation (based upon the average of such executive officer's annual cash incentive compensation for the prior two fiscal years, provided that the Committee has determined that an annualized cash incentive compensation amount should be used in such calculation for the Transition Period) for the year in which the termination occurs. Additionally, he or she will receive a lump sum payment equal to: for Mr. Pops, two times; and for Messrs. Frates and Cooke, Ms. Biberstein and Dr. Ehrich, one and one-half times, the sum of his or her then-base salary (or the base salary in effect at the time of the change in control, if higher) plus an amount equal to the average of his or her annual cash incentive compensation received for the two immediately preceding fiscal years (provided that the Committee has determined that an annualized cash incentive compensation amount should be used in such calculation for the Transition Period). Messrs. Pops and Frates, Ms. Biberstein and Dr. Ehrich will also be entitled to continued participation in our health benefit plans: for Mr. Pops, for a period of two years following the date of termination, and for Mr. Frates, Ms. Biberstein and Dr. Ehrich, for a period of eighteen months following the date of termination. These change in control payments are expressly in lieu of, and supersede, those severance payments and benefits otherwise payable if such executive officer is terminated without cause or if such executive officer terminates his or her employment for good reason, provided that such termination occurs within two years after the occurrence of the first event constituting a change in control and that such first event occurs during the period of employment of the executive officer. Messrs. Pops and Frates, Ms. Biberstein and Dr. Ehrich are also entitled to a "gross-up payment" equal to the excise tax imposed upon the severance payments made in the event of a change in control, if any payment or benefit to the executive, whether pursuant to the employment agreement or otherwise, is considered an "excess parachute payment" and subject to an excise tax under the Code. We no longer provide such gross-up payments to newly hired employees. On this basis, Mr. Cooke is not entitled to a gross-up payment in the event of a change in control.

        Upon a change in control of our Company, all currently outstanding stock options and stock awards issued under our Equity Plans become exercisable.

Potential Post-Termination Payments

        The following table summarizes the potential payments to each named executive officer under various termination events. The table assumes that the event occurred on December 31, 2014, and the calculations use the closing price of our ordinary shares on December 31, 2014 as reported by NASDAQ, which was $58.56 per share.

Name and Payment Elements	Involuntary Termination Without Cause or Voluntary Termination for Good Reason Not Following a Change in Control	Involuntary Termination Without Cause or Voluntary Termination for Good Reason Following a Change in Control
Richard F. Pops
Cash Compensation:
Severance	$4,962,000	$6,586,000
Equity Awards:
Stock Options and awards(1)	—	30,939,270
Benefits:
Health and Dental Insurance	42,176	42,176

Total	$5,004,176	$37,567,446

James M. Frates
Cash Compensation:
Severance	$796,667	$1,521,667
Equity Awards:
Stock Options and awards(1)	—	7,328,375
Benefits:
Health and Dental Insurance	20,189	30,284

Total	$816,856	$8,880,326

Shane Cooke
Cash Compensation:
Severance(2)	$2,144,987	$2,998,363
Equity Awards:
Stock Options and awards(1)	—	14,884,870
Benefits:
Health and Dental Insurance	—	—

Total	$2,144,987	$17,883,233

Elliot W. Ehrich
Cash Compensation:
Severance	$880,400	$1,731,000
Equity Awards:
Stock Options and awards(1)	—	8,643,318
Benefits:
Health and Dental Insurance	21,088	31,632

Total	$901,488	$10,405,950

Kathryn L. Biberstein
Cash Compensation:
Severance	$871,020	$1,716,930
Equity Awards:
Stock Options and awards(1)	—	8,534,355
Benefits:
Health and Dental Insurance	12,532	18,798

Total	$883,552	$10,270,083

Notes to Post-Termination Payments Table

(1)
This amount represents the difference between the exercise price and the market closing price of our ordinary shares on December 31, 2014 ($58.56 per share) for outstanding unvested stock options that had an exercise price less than $58.56 per share, and the value of unvested restricted stock unit awards with time-based vesting, valued at $58.56 per share.

(2)
Mr. Cooke's severance amount, which is calculated based on his then current salary and bonus amounts, each of which is paid in euro, has been converted to U.S. Dollar utilizing the exchange rate on December 31, 2014, which equaled $1.211 for one euro.

Risk Assessment of Compensation Policies and Practices

        The Committee, at the direction of the Board, reviewed our compensation policies and practices and concluded that these policies and practices are not structured to be reasonably likely to have a material adverse effect on the Company. Specifically, our compensation programs contain many features that mitigate the likelihood of inducing excessive risk-taking behavior. These features include:

  •
  a balance of fixed cash compensation and variable cash and equity compensation, with variable compensation tied both to short- and long-term objectives and the long-term value of our stock price;

  •
  the Committee's ability to exercise discretion in determining incentive program payouts and equity awards;

  •
  share ownership guidelines applicable to our directors and executive officers; and

  •
  mandatory training on our policies that educate our employees on appropriate behaviors and the consequences of taking inappropriate actions.

DIRECTOR COMPENSATION

        David W. Anstice, Floyd E. Bloom, Robert A. Breyer, Geraldine A. Henwood, Paul J. Mitchell, Wendy L. Dixon and Nancy J. Wysenski served as non-employee directors for the entire 2014 Fiscal Year. Ms. Henwood resigned from the Board effective March 7, 2015.

        Richard F. Pops became Chairman of the Board effective September 16, 2011 and was an employee during the entire 2014 Fiscal Year. Mr. Pops does not receive equity or attendance fees for his service on the Board.

Annual retainers

        In January 2012, the Board adopted the following annual retainers, to be paid pro rata on a quarterly basis, for service on the Board and Board committees.

Service	Retainer Fee
Board Member	$60,000
Board Member In-Person Meeting Attendance	3,500
Audit and Risk Committee Chair	25,000
Audit and Risk Committee Member	15,000
Compensation Committee Chair	20,000
Compensation Committee Member	10,000
Nominating and Corporate Governance Committee Chair	15,000
Nominating and Corporate Governance Committee Member	7,500

        In addition, we reimburse our directors for necessary business expenses incurred in the performance of their services for us and extend coverage to them under our travel accident and directors' and officers' indemnity insurance policies.

Equity Compensation

        During the 2014 Fiscal Year, each of our non-employee directors automatically received, on the date of our annual general meeting of shareholders, an option to purchase 25,000 ordinary shares, vesting in full on the one-year anniversary of the date of grant. In addition, upon becoming a member of the Board, each new non-employee director automatically received a one-time grant of an option to purchase 35,000 ordinary shares, vesting ratably over the three calendar years following the date of grant. If a new non-employee director was elected other than at the annual general meeting of shareholders, the newly elected non-employee director also received a grant of options equal to the product of the annual director ordinary share grant multiplied by a fraction, the numerator of which equaled the number of months remaining until our next annual general meeting of shareholders and the denominator of which equaled 12. In February 2015, in light of the increase in price of the Company's ordinary shares, the Board determined to eliminate the automatic initial (upon becoming a member of the Board) and annual grants of equity in favor of the Committee recommending on a regular basis the amount of the initial and annual equity grants, including the pro-rata annual grant to new directors for the Board members after consultation with its independent compensation consultant and based on data regarding the Company's peer group.

        Non-employee directors do not receive any options to purchase ordinary shares except for the yearly grant described above and the one-time grant of an option to purchase ordinary shares upon joining the Board.

Director Compensation Table—for the 2014 Fiscal Year

        The following table presents and summarizes the compensation of our non-employee directors for the 2014 Fiscal Year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and NQDC Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)(1)	(c)	(d)(2)(3)	(e)	(f)	(g)	(h)
David W. Anstice	94,000	—	469,393	—	—	—	563,393
Floyd E. Bloom	85,500	—	469,393	—	—	—	554,893
Robert A. Breyer	96,500	—	469,393	—	—	—	565,893
Wendy L. Dixon	89,000	—	469,393	—	—	—	558,393
Geraldine A. Henwood	84,000	—	469,393	—	—	—	553,393
Paul J. Mitchell	109,000	—	469,393	—	—	—	578,393
Nancy J. Wysenski	81,500	—	469,393	—	—	—	550,893

Notes to Director Compensation Table

(1)
Represents fees earned by our non-employee directors during the 2014 Fiscal Year, for services as a director, including annual retainer fees, committee and/or committee chair fees and meeting fees.

(2)
The amounts in column (d) reflect the aggregate grant date fair value recognized for financial statement reporting purposes, excluding estimates of forfeitures, if any, in accordance with U.S. GAAP for stock option awards granted during the 2014 Fiscal Year. Each director received an option to purchase 25,000 ordinary shares, which had an estimated grant date fair value of $18.78 per share. The stock options granted to the non-employee directors were granted under the 2008 Plan. Stock options granted under the 2008 Plan are nonqualified stock options that vest one year from the grant date and expire upon the earlier of ten years from the grant date or three years after the optionee terminates their service relationship with us. Additionally, any unvested portion of the option grant shall vest upon the optionee's termination of their service relationship with us. There can be no assurance that the stock options will be exercised or the value realized upon exercise will equal the grant date fair value.

(3)
Assumptions used in the calculation of the fair value of option awards made by us for the stock options granted to directors on May 28, 2014 are as follows: option exercise price, $45.74; expected term, 5.4 years; volatility, 43%; interest rate, 1.63%; dividend yield, zero. Our directors hold the following aggregate number of outstanding stock options as of December 31, 2014: David W. Anstice, 180,000 shares; Floyd E. Bloom, 200,000 shares; Robert A. Breyer, 115,400 shares; Wendy L. Dixon, 135,000 shares; Geraldine A. Henwood, 140,000 shares; Paul J. Mitchell, 200,000 shares; and Nancy J. Wysenski, 91,250 shares.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy Concerning Related Person Transactions

        Our Audit and Risk Committee charter, which is posted on the Corporate Governance page of the Investors section of our website, available at http://investor.alkermes.com, makes clear that our Audit and Risk Committee is responsible for reviewing transactions with related persons, including transactions that would be required to be disclosed in this proxy statement in accordance with SEC rules. In addition, our Code of Business Conduct and Ethics, which sets forth legal and ethical guidelines for all of our directors and employees, states that directors, executive officers and employees must avoid relationships or activities that might impair that person's ability to make objective and fair decisions while acting in their Company roles and requires that, among other things, any transactions with related persons be disclosed to, and receive the approval of, the appropriate committee of our Board.

        The Audit and Risk Committee, pursuant to its written charter adopted by the Board, a current copy of which can be found on the Corporate Governance page of the Investors section of our website, available at http://investor.alkermes.com, is responsible for reviewing all related party transactions. In addition, at the end of each fiscal quarter, we ask all of our directors and executive officers to disclose a list of their "related parties"; this practice is not pursuant to a written policy or procedure. Related parties are defined as any public, private, profit, or non-profit companies or organizations of which they or their immediate family is an officer, director or 10% or greater shareholder. All reported "related parties" are sent to our Finance department, which checks them against transactions of the Company in that prior quarter. At the Audit and Risk Committee meeting held to review the quarter's financial results, any transactions between a reported related party and us are reported to the Audit and Risk Committee for its review and, if deemed appropriate by the Audit and Risk Committee in its sole discretion, approval.

 DISCLOSURE WITH RESPECT TO OUR EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance(1)
Equity compensation plans approved by security holders	13,172,626	$22.32	10,018,857

(1)
Share information is as of December 31, 2014. There are no warrants or other rights outstanding. In addition, as of December 31, 2014, there were 2,417,639 ordinary shares issued as restricted stock unit awards, which are subject to forfeiture until such awards have vested. These restricted stock unit awards are not included in this share number.

(2)
Represents the weighted average exercise price of our outstanding options under our equity compensation plans. This does not include outstanding restricted stock unit awards under our equity compensation plans as such awards do not have an exercise price.

OTHER BUSINESS

        The Board does not intend to present to the Annual Meeting any business other than that set forth in this proxy statement. If any other matter is presented to the Annual Meeting which under applicable proxy regulations need not be included in this proxy statement or which the Board did not know a reasonable time before this solicitation would be presented, and if permitted as a matter of Irish law, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

Independent Accounting Firm

        PwC, our independent accounting firm, audited the consolidated financial statements of the Company for the 2014 Fiscal Year. Representatives of PwC are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Shareholder Proposals for the Company's 2016 Annual General Meeting of Shareholders

        Our shareholders may submit proposals on matters appropriate for shareholder action at meetings in accordance with Rule 14a-8 under the Exchange Act. For such proposals to be included in our proxy materials relating to the our 2016 Annual General Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied and, pursuant to Rule 14a-8, such proposals must be received by us no later than December 16, 2015. However, if our 2016 Annual General Meeting of Shareholders is changed by more than 30 days from the first anniversary of the Annual Meeting, then the deadline will be a reasonable time prior to the time that we begin to print and mail proxy materials for our 2016 Annual General Meeting of Shareholders. Such proposals should be sent to our Secretary at Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland. In addition to the requirements as to form and substance established by the SEC and our Articles of Association, shareholder proposals must be a proper subject for shareholder action under Irish law to be included in our proxy materials.

        Our Articles of Association provide that shareholder nominations of persons to be elected to the board of directors at our 2016 Annual General Meeting of Shareholders must be in writing and received by our Secretary not later than the close of business on January 15, 2016 nor earlier than

November 16, 2015; provided, however, that in the event our 2016 Annual General Meeting of Shareholders is changed by more than 30 days from the first anniversary date of the Annual Meeting, notice must be delivered no earlier than 150 days prior to nor later than 90 days prior to our 2016 Annual General Meeting of Shareholders or, if later, the 10th day following the day on which public announcement of the date of our 2016 Annual General Meeting of Shareholders is first made.

Expenses and Solicitation

        The cost of solicitation will be borne by Alkermes and, in addition to directly soliciting shareholders by mail, Alkermes may request banks and brokers to solicit their customers who have ordinary shares of Alkermes registered in the name of the nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by officers and employees of Alkermes may also be made of some shareholders in person or by mail or telephone following the original solicitation.

Presentation of Irish Statutory Accounts

        The Company's Irish Statutory Accounts for the 2014 Fiscal Year, including the reports of the independent accounting firm thereon, will be presented at the Annual Meeting. There is no requirement under Irish law that such statements be approved by shareholders, and no such approval will be sought at the Annual Meeting. The Company's Irish Statutory Accounts are available with the proxy materials at http://www.viewproxy.com/alkermes/2015.

        Recent changes in Irish accounting regulations require the Company to adopt a new accounting framework for its parent entity Irish statutory accounts for the financial year starting January 1, 2015. The transition date for the purpose of preparing a prior year comparative will be January 1, 2014. We consider it to be in the best interests of the Company to adopt either FRS 101 (Reduced Disclosure Framework) or FRS 102 (The Financial Reporting Standard Applicable in the U.K. and Republic of Ireland) for the financial year starting January 1, 2015. Whichever of these options are selected, the Company intends to utilize the disclosure exemptions available. No disclosures in the current U.S. GAAP financial statements would be omitted on adoption of either FRS 101 (Reduced Disclosure Framework) or FRS 102 (The Financial Reporting Standard Applicable in the U.K. and Republic of Ireland).

        A shareholder or shareholders having an aggregate holding of 5% of more of the total outstanding ordinary shares in the Company may serve objections in writing to the use of the disclosure exemptions to the Company Secretary at Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland before 4:59 a.m., Irish Standard Time on May 26, 2015 (11:59 p.m., United States Eastern Daylight Time on May 25, 2015).

Irish Companies Act 2014 (the "New Act")

        New Irish company legislation, the New Act, was recently enacted but has still to come into force. It is currently envisaged that the New Act, which will replace existing Irish company law statute, will come into force or commence in June 2015. The Company is currently conducting a review with its legal counsel to determine what changes will need to be made to its constitutional documents following the commencement of the New Act.

        Shareholders should be aware of a change to the existing law in respect of the notification of substantial shareholdings. Under the New Act, the Company's shareholders must notify the Company if, as a result of a transaction, the shareholder will become interested in 3% or more of the shares of the Company; or if as a result of a transaction a shareholder who was interested in more than 3% of the shares of the Company ceases to be so interested. Where a shareholder is interested in more than 3% of the shares of the Company, the shareholder must notify the Company of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of the issued share capital of the Company (or any such class of share capital in issue). Where the percentage level of the shareholder's interest does not amount to a whole percentage this figure may be rounded down to the next whole number. The Company must be notified within five business days of the transaction or alteration of the shareholder's interests that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder's right in respect of any of the Company's ordinary shares it holds will not be enforceable, either directly or indirectly. However, such person may apply to the court to have the rights attaching to such shares reinstated.

Registered and Principal Executive Offices

        The registered and principal executive offices of Alkermes plc are located at Connaught House, 1 Burlington Road, Dublin 4, Ireland. The telephone number there is +353 1 772-8000.

United States Securities and Exchange Commission Reports

        Copies of our Annual Report on Form 10-K for the 2014 Fiscal Year, as filed with the SEC, are available to shareholders free of charge under the Investors tab of our website at www.alkermes.com or by writing to our Secretary at Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland, Attention: Company Secretary.

Delivery of Documents to Shareholders Sharing an Address

        If you have requested a paper copy of our proxy materials, our Annual Report on Form 10-K and Irish Statutory Accounts are being mailed to you along with this proxy statement. In order to reduce printing and postage costs, only one copy of our proxy statement, Annual Report on Form 10-K and Irish Statutory Accounts will be mailed to multiple shareholders sharing an address unless the Company receives contrary instructions from one or more of the shareholders sharing an address. The Company will deliver promptly a separate copy of such documents to any shareholder who writes or calls the Company at Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland, Attention: Company Secretary, +353 1 772 8000. If your household is receiving multiple copies of such documents and you wish to request delivery of a single copy, you may send a written request to Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland, Attention: Company Secretary.

APPENDIX A

GAAP to Non-GAAP Reconciliation

        This proxy statement includes information about certain financial measures that are not prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), including non-GAAP net income and free cash flow. These non-GAAP measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies.

        Management defines its non-GAAP financial measures as follows:

  •
  Non-GAAP net income adjusts for one-time and non-cash charges by excluding from GAAP results: share-based compensation expense; amortization; depreciation; non-cash net interest expense; non-cash tax expense; deferred revenue; and certain other one-time or non-cash items.

  •
  Free cash flow represents non-GAAP net income less capital expenditures.

        The Company's management believes that these non-GAAP financial measures, when viewed with the Company's results under GAAP and the accompanying reconciliations, better indicate underlying trends in ongoing operations and cash flows. However, non-GAAP net income and free cash flow are not measures of financial performance under GAAP and, accordingly, should not be considered as alternatives to GAAP measures as indicators of operating performance.

        A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included below.

Alkermes plc and Subsidiaries
Selected Financial Information (Unaudited)

Condensed Consolidated Statements of Operations—GAAP (In thousands)	Year Ended December 31, 2014	Year Ended December 31, 2013
Net (Loss) Income—GAAP	$(30,061)	$20,648
Adjustments:
Share-based compensation expense	59,579	41,290
Amortization expense	58,153	48,750
Depreciation expense	39,934	40,360
Non-cash taxes	12,379	(7,747)
Non-cash net interest expense	954	1,078
Deferred revenue	(997)	3,171
Gain on sale of investment in Acceleron Pharma Inc.	(15,296)	—
Net gain on transactions with equity method investee	(28,119)	—
Gain on sale of property, plant and equipment	(41,933)	—
Restructuring	—	12,300
Loss on debt refinancing and repricing	—	7,541
Impairment of long-lived assets	—	3,346

Non-GAAP Net Income	$54,593	$170,737
Capital expenditures	(33,651)	(27,313)

Free Cash Flow	$20,942	$143,424

        This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alkermes plc's Annual Report on Form 10-K for the year ended December 31, 2014, which the Company filed with the SEC on February 24, 2015.

A-1

ANNUAL GENERAL MEETING OF SHAREHOLDERS PROXY CARD — ALKERMES PLC

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 27, 2015

The undersigned shareholder of Alkermes plc (the “Company” or “Alkermes”) acknowledges receipt of the Notice of Annual General Meeting of Shareholders and the accompanying proxy statement and, revoking any proxy or voting instructions previously given, hereby appoints James M. Frates and Iain M. Brown, and each of them, the proxies of the undersigned, with power to act without the other and with full power of substitution, to attend and represent the undersigned at the Annual General Meeting of Shareholders of the Company to be held at the offices of Alkermes, located at Connaught House, 1 Burlington Road, Dublin 4, Ireland, on May 27, 2015, at 12:00 PM Irish Standard Time and at any adjournment or postponement thereof, and to vote all such shares that the undersigned is entitled to vote at such Annual General Meeting of Shareholders or at any adjournment or postponement thereof, as stated on the reverse side. If you wish to appoint as proxy any person other than James M. Frates and Iain M. Brown, please contact the Company Secretary.

When properly executed, this proxy will be voted in the manner directed by the undersigned shareholder. If no instructions are specified, this proxy, if signed and dated, will be voted “FOR” the election of each of the nominees for director named in proposal 1 and “FOR” proposals 2, 3, and 4. If any other business is properly presented at the Annual General Meeting of Shareholders or any adjournment of the Annual General Meeting of Shareholders, this proxy will be voted by the named proxies in their discretion. At the present time, the Board of Directors knows of no other business to be presented at the Annual General Meeting of Shareholders.

Should the undersigned be present and elect to vote at the Annual General Meeting of Shareholders or any adjournment or postponement thereof and after notification in writing to the Secretary of the Company at the Annual General Meeting of Shareholders of the undersigned’s decision to terminate this proxy at any time before its exercise, then the power of such proxies shall be deemed terminated and of no further force and effect.

(Continued, and to be marked, dated and signed, on the other side)

Please sign and date this proxy card on the reverse and return it in the enclosed postage-paid envelope.

•PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.•

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be held May 27, 2015. The Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and our Irish Statutory Accounts, including related reports, are available at:

http://www.viewproxy.com/alkermes/2015

The Board recommends a vote FOR both director nominees named in Proposal 1 and FOR Proposals 2, 3 and 4.

Any shareholder entitled to attend and vote at the Annual General Meeting of Shareholders may appoint one or more proxies, who need not be a shareholder(s)  of the Company. A proxy is required to vote in accordance with any instructions given to him. Completion of a form of proxy will not preclude a member from attending and voting at the meeting in person.

☒          Use a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

1. Election of Directors

	FOR	AGAINST	ABSTAIN

01 Floyd E. Bloom	☐	☐	☐

02 Nancy J. Wysenski	☐	☐	☐

2. To hold a non-binding, advisory vote to approve the compensation of the Company’s named executive officers.	☐	☐	☐

3. To authorize holding the 2016 Annual General Meeting of Shareholders of the Company at a location outside of Ireland.	☐	☐	☐

4.         To appoint PricewaterhouseCoopers LLP as the independent accounting firm of the Company and to authorize the Audit and Risk Committee of the Board of Directors to set the accounting firm’s remuneration.

	☐	☐	☐

I plan on attending the meeting ☐

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

Signature

Signature (if held jointly)

Date:	, 2015

CONTROL NUMBER

•PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.•

Internet and telephone voting is available through May 26, 2015 at 4:59 AM,

Irish Standard Time (May 25, 2015 at 11:59 PM, United States Eastern Daylight Time).

A proxy submitted by mail must be received by the Company by May 26, 2015 at 4:59 AM, Irish Standard Time (May 25, 2015 at 11:59 PM, United States Eastern Daylight Time).

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET	TELEPHONE	MAIL
Vote Your Proxy on the Internet:	Vote Your Proxy by Phone:	Vote Your Proxy by Mail:
Go to www.cesvote.com	Call 1 (888) 693-8683

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.